As filed with the Securities and Exchange Commission on July 9, 2002
Registration No. 333-[           ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Champion Enterprises, Inc.

Champion Home Builders Co.
Subsidiary Guarantors Listed on Schedule A Hereto
(Exact Name of Registrant as Specified in its Charter)

Champion Enterprises, Inc. Michigan	Champion Home Builders Co. Michigan
(State or Other Jurisdiction of Incorporation or Organization)	(State or Other Jurisdiction of Incorporation or Organization)

38-2743168	38-2744984
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

6711

(Primary Standard Industrial Classification Code Number)

2701 Cambridge Court, Suite 300

Auburn Hills, Michigan 48326
(248) 340-9090
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

John J. Collins, Jr.

Vice President, General Counsel and Secretary
2701 Cambridge Court, Suite 300
Auburn Hills, Michigan 48326
(248) 340-9090
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service)

Copy to:

D. Richard McDonald

Dykema Gossett PLLC
39577 Woodward Avenue, Suite 300
Bloomfield Hills, MI 48304
(248) 203-0700

     Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Unit(1)	Price(1)	Registration Fee

11 1/4% Senior Notes due 2007	$150,000,000	100%	$150,000,000	$13,800

Guarantees of the 11 1/4% Senior Notes due 2007	(2)	(2)	(2)	(2)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(f).
(2)	Pursuant to Rule 457(n), no separate fee is payable for the guarantees.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

OTHER REGISTRANTS — SUBSIDIARY GUARANTORS

	State or Other	Primary Standard
	Jurisdiction of	Industrial
	Incorporation or	Classification Code	IRS Employer
Name of Registrant	Organization	Number	Identification Number

A-1 Champion GP, Inc.	Michigan	5271	38-3639742
A-1 Homes Group, L.P.	Texas	5271	38-3416642
Alpine Homes, Inc.	Colorado	5271	84-1138020
American Transport, Inc.	Nevada	4213	88-0285995
Art Richter Insurance, Inc.	Kentucky	6411	61-0718629
Auburn Champ, Inc.	Michigan	2451	38-3264202
Builders Credit Corporation	Michigan	2451	38-2725018
CAC Funding Corporation	Michigan	2451	38-2756279
Care Free Homes, Inc.	Michigan	5271	87-0633793
Central Mississippi Manufactured Housing, Inc.	Mississippi	5271	65-0561149
Champion Financial Corporation	Michigan	2451	38-2742043
Champion GP, Inc.	Michigan	5271	38-3548969
Champion Home Communities, Inc.	Michigan	2451	38-1947996
Champion Motor Coach, Inc.	Michigan	3713	38-2721632
Champion Retail, Inc.	Michigan	5271	38-3392154
Chandeleur Homes, Inc.	Michigan	2451	38-3213165
CHI, Inc.	Kansas	5271	74-2813105
Cliff Ave. Investments, Inc.	South Dakota	5271	46-0365898
Crest Ridge Homes, Inc.	Michigan	2451	38-3213167
Crestpointe Financial Services, Inc.	Delaware	2451	75-2140765
Dutch Housing, Inc.	Michigan	2451	38-3157863
Factory Homes Outlet, Inc.	Idaho	5271	88-0283245
Fleming County Industries, Inc.	Kentucky	2451	61-1078339
Gateway Acceptance Corp.	South Dakota	5271	46-0372684
Gateway Mobile & Modular Homes, Inc.	Nebraska	5271	47-0709908
Gateway Properties Corp.	South Dakota	5271	46-0426796
Gem Homes, Inc.	Delaware	2451	76-0164265
Genesis Home Centers, Limited Partnership	Michigan	5271	38-3548972
Grand Manor, Inc.	Michigan	2451	38-3281658
Heartland Homes, L.P.	Texas	5271	38-3635803
HomePride Finance Corp.	Michigan	5271	38-3454767
Homes America Finance, Inc.	Nevada	5271	88-0351418
Homes America of Arizona, Inc.	Arizona	5271	86-0895662
Homes America of California, Inc.	California	5271	33-0697358
Homes America of Oklahoma, Inc.	Oklahoma	5271	73-1489573
Homes America of Utah, Inc.	Utah	5271	87-0540727
Homes America of Wyoming, Inc.	Wyoming	5271	88-0233834
Homes of Kentuckiana, L.L.C.	Kentucky	5271	61-1329519
Homes of Legend, Inc.	Michigan	2451	38-3284410
Homes of Merit, Inc.	Florida	2451	59-1438488
I.D.A., Inc.	Oklahoma	5271	73-1384625

	State or Other	Primary Standard
	Jurisdiction of	Industrial
	Incorporation or	Classification Code	IRS Employer
Name of Registrant	Organization	Number	Identification Number

Iseman Corp.	South Dakota	5271	46-0365899
Lamplighter Homes, Inc.	Washington	5271	91-1219267
Lamplighter Homes (Oregon), Inc.	Oregon	5271	93-0976577
Manufactured Housing of Louisiana, Inc.	Michigan	5271	72-1416792
Moduline International, Inc.	Washington	2451	91-0828539
Northstar Corporation	South Dakota	5271	46-0433873
Philadelphia Housing Center, Inc.	Mississippi	5271	64-0863980
Prairie Ridge, Inc.	Kansas	5271	46-2935648
Redman Business Trust	Delaware	2451	75-6469646
Redman Homes Management Company, Inc.	Delaware	2451	75-2573061
Redman Homes, Inc.	Delaware	2451	75-1364957
Redman Industries, Inc.	Delaware	2451	75-2246805
Redman Investment, Inc.	Delaware	2451	75-2208257
Redman Management Services Business Trust	Delaware	2451	75-6469645
Redman Retail, Inc.	Delaware	5271	75-2021720
Regency Supply Company, Inc.	Delaware	2451	75-2155269
San Jose Advantage Homes, Inc.	California	5271	77-0411951
Service Contract Corporation	Michigan	2451	38-2719552
Southern Showcase Finance, Inc.	Michigan	5271	56-2084038
Southern Showcase Housing, Inc.	North Carolina	5271	56-1686678
Star Fleet, Inc.	Indiana	4213	35-1840506
The Okahumpka Corporation	Florida	2451	59-2175753
Trading Post Mobile Homes, Inc.	Kentucky	5271	61-0945344
U.S.A. Mobile Homes, Inc.	Oregon	5271	93-0980361
Victory Investment Company	Oklahoma	5271	73-0961344
Western Homes Corporation	Delaware	2451	75-2276910
Whitworth Management, Inc.	Nevada	5271	88-0233834

      The address, including zip code, and telephone number, including area code, of the principal offices of the other registrants listed above is 2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326; the telephone number at that address is (248) 340-9090.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED [                    ], 2002

PROSPECTUS

Champion Home Builders Co.

OFFER TO EXCHANGE

$150,000,000 principal amount of its 11 1/4% Senior Notes due 2007 which have been registered under the Securities Act of 1933, for any and all of its outstanding 11 1/4% Senior Notes due 2007

The exchange offer will expire at 5:00 p.m.,

New York City time, on [                    ], 2002, unless extended.

      We are offering to exchange 11 1/4% senior notes due 2007, or the “exchange notes,” for our currently outstanding 11 1/4% senior notes due 2007, or the “outstanding notes.” The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture.

      The exchange notes will be senior unsecured obligations of ours and will be effectively senior to outstanding 7 5/8% senior notes due 2009 of our parent, Champion Enterprises, Inc., and any other debt issued by Champion Enterprises, Inc. The exchange notes will be fully guaranteed by our parent, Champion Enterprises, Inc. on a senior subordinated basis. In addition, the exchange notes will be guaranteed by each of our parent’s other existing and future domestic restricted subsidiaries on a senior basis.

      The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2002, unless extended.

•	We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. You should read the section called “The Exchange Offer” on page 20 for information on how to exchange outstanding notes for exchange notes.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of outstanding notes will not be a taxable event for U.S. federal income tax purposes, but you should see “Material United States Federal Income Tax Considerations” on page 66 for more information.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the exchange notes are substantially identical to those of the outstanding notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes.

      Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

       Investing in the exchange notes involves risks. See “Risk Factors”

beginning on page 8.

       Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [                    ], 2002.

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

In this prospectus:

•	“Champion Home Builders” and “issuer” refer only to Champion Home Builders Co., the issuer of the notes, and not its subsidiaries.

•	“Champion,” “we,” “us,” and “our” refer to Champion Enterprises, Inc., and its subsidiaries, including the issuer.

•	“Champion Enterprises” refers only to Champion Enterprises, Inc. and not its subsidiaries.

•	“Outstanding notes” refers to the 11 1/4% senior notes due 2007 that were issued on April 22, 2002 and “exchange notes” refers to the 11 1/4% senior notes due 2007 offered pursuant to this prospectus. We sometimes refer to the outstanding notes and the exchange notes collectively as the “notes.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

      Champion Home Builders, Champion Enterprises and the guarantor subsidiaries have filed with the U.S. Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act of 1933 and the rules and regulations thereunder, which we refer to collectively as the Securities Act, covering the notes to be issued in the exchange offer (File No. 333-                    ). This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

      The indenture governing the outstanding notes provides that Champion Home Builders will furnish to the holders of the notes copies of the periodic reports required to be filed by Champion Home Builders, if it were required to file such information, with the SEC under the Securities Exchange Act of 1934 and the rules and regulations thereunder, which we refer to collectively as the Exchange Act. Alternatively, we may provide, and intend to provide, copies of the periodic reports we are required to file under the Exchange Act, so long as the reports satisfy the Exchange Act financial reporting requirements relating to guaranteed securities. Even if neither we nor Champion Home Builders is subject to the periodic reporting and informational requirements of the Exchange Act, we will make such filings to the extent that such filings are accepted by the SEC.

      We file reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at the SEC’s web site at http://www.sec.gov.

      This prospectus incorporates by reference important business and financial information about us that is not included or delivered with this prospectus. Such information is included in the following documents filed by us with the SEC, each of which is incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 29, 2001;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2002;

•	Current Reports on Form 8-K filed April 5, 2002 (three filings), April 17, 2002 (two filings), April 25, 2002, May 16, 2002, May 23, 2002, June 18, 2002 and June 27, 2002; and

•	Proxy Statement dated March 27, 2002 for the 2002 Annual Meeting of Shareholders held on April 30, 2002.

      In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file the reports and documents.

      Any statements contained in a document incorporated or deemed to be incorporated by reference into this prospectus are deemed to be modified or superseded for purposes of this prospectus to the extent modified or superseded by another statement contained in any subsequently filed document also incorporated by reference in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.

      You may also request a copy of any of these filings, at no cost, by contacting us at Champion Enterprises, Inc., 2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326, Attention: Chief Financial Officer, telephone: (248) 340-9090. You may also obtain copies of these filings, at no cost, by accessing our website at http://www.championhomes.net. To obtain timely delivery of any copies of filings requested, please write or telephone no later than                     , 2002, five business days prior to the expiration of the exchange offer.

FORWARD-LOOKING STATEMENTS

      This prospectus contains and incorporates by reference both historical and forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but only predictions and generally can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “plan,” “anticipate,” “intend,” “plan,” “foresee” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated.

      Factors that could materially affect these forward-looking statements can be found in our periodic reports filed with the SEC. You are urged to consider these factors carefully in evaluating the forward-looking statements, including the factors described under the heading “Risk Factors” below and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

PROSPECTUS SUMMARY

The Company

Overview

      We are the leading producer of manufactured homes in the United States, with a wholesale market share of approximately 19% in 2001 and 17% in the first quarter of 2002. We currently operate 46 manufacturing facilities in 16 states and in two provinces in western Canada. We are also the fourth largest retailer in the manufactured housing industry, and currently own and operate 181 manufactured housing retail locations in 27 states. We sell most of our homes through our company-owned and approximately 3,000 independent retail locations throughout the United States and Western Canada.

      The address of our principal executive office is 2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326. The telephone number at this office is (248) 340-9090.

Industry Overview

      The U.S. manufactured housing industry experienced a period of substantial growth in the 1990’s as total wholesale shipments increased from 171,000 homes in 1991 to a peak of 373,000 homes in 1998. This growth was driven by the introduction of new multi-section designs that appealed to a broader range of customers and an increase in the availability of consumer financing, including financing for lower-income and higher-risk borrowers. In response to the increased demand for manufactured homes, during this period, manufacturers expanded production capacity and the number of retail locations increased.

      By 1999, consumer lenders in the sector had begun to tighten underwriting standards and curtail credit availability as a result of higher than anticipated rates of loan defaults and losses upon repossession and resale of the homes collateralizing defaulted loans. As a result, based on industry data, we estimate that approximately 37% of all industry retail locations have closed since mid-1999 and that industry manufacturers have closed approximately 100 homebuilding facilities, representing approximately 30% of the industry’s manufacturing facilities. In addition, we estimate that inventories of new manufactured homes in the retail marketplace declined by approximately 40% from June 1999 to December 2001.

      According to industry data, in the fourth quarter of 2001, after 10 consecutive quarters of wholesale shipment year-over-year contraction, the industry experienced a 3.5% growth in wholesale shipments of manufactured homes built in sections in compliance with the Federal Manufactured Home Construction and Safety Standards, or the HUD Code. However, wholesale shipments in the first quarter of 2002 were comparable to the first quarter of 2001.

Competitive Strengths

      We possess a number of strengths that we believe enable us to effectively compete in our industry, including:

•	being the leading producer and the fourth largest retailer of manufactured housing in the United States, enabling us to respond effectively to our customers design and delivery needs and to lead industry innovation;

•	being a low cost producer due to our purchasing power as the largest manufacturer in the industry and by continually developing new manufacturing techniques and best practices to improve our manufacturing processes and increase our efficiency;

•	having what we believe is the most extensive distribution channel in the industry with 181 company-owned retail centers; approximately 3,000 independent retail locations, including approximately 600 independent retailers in our Champion Home Center distribution network; and our Genesis Homes division that builds and sells homes directly to over 400 small and medium-sized builders and developers;

•	having operational and geographic diversity by offering what we believe to be the broadest range of products in the industry in terms of both price and design with manufacturing facilities in 16 states and two western Canadian provinces and with company-owned retail locations in 27 states;

•	having decentralized operations allowing us to respond more effectively to local market preferences and conditions and encouraging regional and local management autonomy;

•	having a focused business model pursuant to which we focus on manufactured and modular housing and ancillary business such as community development and consumer finance that complement our manufacturing and retail operations; and

•	having an experienced management team that has successfully managed manufactured housing operations during various industry cycles.

Business Strategy

      The major components of our business strategy consist of:

•	strengthening our position as the industry leader by increasing sales through our traditional retail distribution channel;

•	ensuring a quality home buying experience for our customers by using enhanced customer satisfaction measures and quality-control procedures;

•	expanding the Genesis Homes division through which we build and sell homes directly to small and medium-sized builders and developers; and

•	establishing a consumer financing business through our recent acquisition of the manufactured housing loan origination business of CIT Group, Inc.

The Offering

      On April 22, 2002, Champion Home Builders completed an offering of $150 million in aggregate principal amount of its 11 1/4% senior notes due 2007, which was exempt from registration under the Securities Act. We used the net proceeds of the offering to provide working capital for our existing business segments and our new consumer financing business, to finance the acquisition of the manufactured housing loan origination business of CIT, to repay a portion of our debt, including a significant portion of our floor plan payable, and for general corporate purposes.

Outstanding Notes	Champion Home Builders sold the outstanding notes to Credit Suisse First Boston Corporation and First Union Securities, Inc., the initial purchasers, on April 22, 2002. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

Registration Rights Agreement	In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers. Under the terms of that agreement we agreed to:

• file a registration statement within 90 days after the issuance of the outstanding notes relating to an offer to exchange the notes for publicly tradable notes with substantially identical terms;

• use our best efforts to cause the registration statement to become effective within 180 days after the issuance of the outstanding notes;

• consummate the exchange offer within 30 days after our registration statement is declared effective; and

• use our best efforts to file a shelf registration statement for the resale of the outstanding notes if we cannot effect an exchange offer within the time periods listed above and in other limited circumstances.

Holders of outstanding notes will not have any remedy for our failure to comply with these obligations on a timely basis, other than the payment of additional interest of 0.25% up to 1.0% per year over the set interest rate during the period of the default. The exchange offer is being made pursuant to the registration rights agreement.

The Exchange Offer

      The following is a brief summary of terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	$150.0 million aggregate principal amount of 11 1/4% senior notes due 2007.

Exchange Offer	Champion Home Builders is offering to exchange $1,000 principal amount of its 11 1/4% senior notes due 2007, which have been registered under the Securities Act, for each $1,000 principal amount of its currently outstanding 11 1/4% senior notes due 2007. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2002. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

• the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

• the exchange notes bear a different CUSIP number than the outstanding notes; and

• the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

See “The Exchange Offer.”

Transferability of exchange notes	We believe that you will be able to freely transfer the exchange notes without registration or any prospectus delivery requirement so long as you may accurately make the representations listed under “Exchange Offer — Transferability of the Exchange Notes.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on [ ], 2002, unless we decide to extend the exchange offer.

Conditions to the exchange offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for tendering outstanding notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

By executing the letter of transmittal, you will represent to us that, among other things:

• you are acquiring the exchange notes in the ordinary course of business;

• you have no arrangement or understandings with any person to participate in a distribution of the exchange notes within the meaning of the Securities Act;

• you are not an “affiliate” of Champion Home Builders or any of the guarantors, as that term is defined under Rule 405 of the Securities Act or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

• if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the exchange notes; and

• if you are a broker-dealer, that you will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of such exchange notes.

See “The Exchange Offer — Procedures for Tendering Outstanding Notes.”

Effect of not tendering	Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws. See “The Exchange Offer — Consequences of Failing to Exchange Outstanding Notes.”

Interest on the exchange notes and the outstanding notes	The exchange notes will bear interest from the most recent payment date to which interest has been paid on the outstanding notes or, if no interest has been paid, from April 22, 2002. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on [ ], 2002.

Federal tax consequences	There will be no federal income tax consequences to you if you exchange your outstanding notes for exchange notes in the exchange offer. See “Material United States Federal Income Tax Considerations.”

Use of proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange agent	Bank One Trust Company, N.A., the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

Terms of the Exchange Notes

      The following is a brief summary of the terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. For a more complete description of the terms of the exchange notes, see “Description of the Exchange Notes.”

Issuer	Champion Home Builders Co.

Securities Offered	$150.0 million aggregate principal amount of 11 1/4% Senior Notes due 2007.

Maturity Date	April 15, 2007

Interest Payment Dates	Interest will accrue from the date of issuance and will be payable semi-annually on each April 15 and October 15, commencing October 15, 2002.

Optional Redemption	We may redeem any or all of the exchange notes at any time at a redemption price equal to the greater of (1) the principal amount of the exchange notes and (2) the make-whole amount described in this prospectus, plus, in each case, accrued and unpaid interest.

Change of Control	Upon a change of control as described in the section “Description of Notes,” you will have the right to require us to purchase some or all of your exchange notes at 101% of the principal amount, plus accrued and unpaid interest to the date of purchase. We can give no assurance that upon such an event, we will have sufficient funds to purchase any of your exchange notes.

Guarantees	The exchange notes will be guaranteed:

• by our existing and future domestic restricted subsidiaries and any other restricted subsidiaries that guarantee the issuer’s indebtedness on a senior basis; and

• by Champion Enterprises on a senior subordinated basis.

Ranking	The exchange notes are the general unsecured obligations of the issuer. Your right to payment under the exchange notes will be:

• equal in right and payment to existing and future indebtedness of the issuer that is not by its terms expressly subordinated to the exchange notes;

• effectively senior to all of the obligations of Champion Enterprises, including its outstanding 7 5/8% Senior Notes due 2009; and

• senior to existing and future subordinated obligations of the issuer, including the issuer’s subordinated guarantee of Champion Enterprises’ obligations under the 7 5/8% senior notes due 2009.

The guarantee of each of the subsidiary guarantors will also be the general unsecured obligations of the subsidiary guarantors. Your right to payment under any subsidiary guarantee will be:

• equal in right of payment to existing and future unsecured indebtedness of the subsidiary guarantor that is not by its terms expressly subordinated to the subsidiary guarantee;

• effectively junior to existing and future secured indebtedness of the subsidiary guarantor to the extent of the collateral securing such indebtedness; and

• senior to existing and future subordinated obligations of the subsidiary guarantors, including the subsidiary guarantors’ subordinated guarantees of Champion Enterprises’ obligations under the 7 5/8% Senior Notes due 2009.

As of March 30, 2002, after giving effect to this offering and the related transactions, we would have had approximately $359.5 million of debt outstanding (including the outstanding notes), of which $39.5 million would have been secured debt.

Certain Covenants	The indenture related to the exchange notes, among other things, restricts our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness, contingent liabilities and liens;

• issue additional preferred stock;

• pay dividends or make other distributions on our common stock;

• redeem or repurchase our common stock and redeem, repay or repurchase subordinated debt;

• make investments in subsidiaries that are not restricted subsidiaries;

• enter into joint ventures;

• use assets as security in other transactions;

• sell certain assets or enter into sale and leaseback transactions;

• restrict the ability of our restricted subsidiaries to pay dividends or make other distributions on their common stock;

• engage in new lines of business;

• consolidate with or merge with or into other companies;

• enter into certain transactions with our affiliates; and

• guarantee or secure indebtedness of Champion Enterprises.

For more details, see the section “Description of Notes” under the heading “Certain Covenants.”

Absence of a Public Market for the Exchange Notes	The exchange notes are new securities, for which there is currently no established trading market, and none may develop. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. The initial purchasers of the outstanding notes have advised us that they intend to make a market in the exchange notes. However, they are not obligated to do so and may discontinue any market making activities with respect to the exchange notes at any time without notice. We do not intend to apply for listing of the exchange notes on any securities exchange.

Risk Factors

      See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in the exchange notes.

RISK FACTORS

      In addition to the information contained elsewhere or incorporated by reference in this offering circular, the following risk factors should be carefully considered by each prospective investor in evaluating an investment in the notes.

If you do not properly tender your outstanding notes, your ability to transfer such outstanding notes will be adversely affected.

      We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you may continue to hold outstanding notes that are subject to the existing transfer restrictions. In addition, if you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be less outstanding notes outstanding. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

Significant Leverage — Our significant debt could adversely affect our financial health and prevent us from fulfilling our debt obligations. If we are unable to pay our debt obligations when due, we could be in default under our debt agreements and our lenders could accelerate our debt or take other actions which could restrict our operations.

      As of March 30, 2002, on a pro forma basis giving effect to the subsequent events that occurred in April and May 2002, as described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” section of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2002 and incorporated by reference into this prospectus, we would have had long-term debt of approximately $346 million and floor plan payables of approximately $14 million. This indebtedness could, among other things:

•	limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements, surety bonds or other requirements;

•	require us to dedicate a substantial portion of our cash flows from operations to the payment of principal and interest on our indebtedness and reduce our ability to use our cash flows for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the manufactured housing industry;

•	place us at a competitive disadvantage to some of our competitors with less indebtedness; and

•	make us more vulnerable in the event of a continued downturn in our business or in general economic conditions.

      In addition, our future cash flows may be insufficient to meet our debt service and other obligations. Our business may not generate sufficient cash flows from operations and proceeds may not be available to us from sales of manufactured home loans and contracts in connection with the warehouse facility and asset-backed securitization transactions in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. The factors that affect our ability to generate cash can also affect our ability to raise additional funds through the sale of equity securities, the refinancing of debt or the sale of assets.

      We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt on commercially reasonable terms or at all. If we are unable to refinance our debt obligations, we could be in default under our debt agreements and our lenders could accelerate our debt or take other actions which could restrict our operations.

General Industry Conditions — The current downturn in the manufactured housing industry has adversely affected our operating results. If the current downturn does not reverse, our sales could decline and we may suffer further losses.

      The manufactured housing industry experienced declining wholesale shipments from mid-1999 to October 2001 and has again experienced declining wholesale shipments in February through April 2002, tightened consumer credit standards, excess retail locations and inventory, reduced consumer financing availability, high consumer repossession levels and higher interest rates on manufactured housing loans. Based on reports published by the National Conference of States on Building Codes and Standards, or NCSBCS, industry wholesale shipments of manufactured housing decreased 23% from 2000 to 2001 and 28% from 1999 to 2000. Based on data reported by Statistical Surveys, Inc. and other sources, we estimate that industry retail sales of new homes declined approximately 15% for the quarter ended March 30, 2002 as compared to the quarter ended March 31, 2001, 25% from 2000 to 2001 and 17% from 1999 to 2000. In addition, we estimate approximately 3,500 retail locations, or approximately 37% of industry locations, and approximately 100 manufacturing facilities, or approximately 30% of industry manufacturing facilities, have closed since mid-1999. Largely as a result of these industry conditions, in 2001 and 2000, we reported pretax losses of $41.3 million and $30.6 million, respectively, excluding goodwill impairment charges in 2000. For the quarter ended March 31, 2002 we reported pretax losses of $18.5 million as compared to pretax losses of $41.2 million for the quarter ended March 31, 2001. If the current downturn in the industry continues, our sales could continue to decline and we may incur further losses.

Fluctuations in Operating Results — The cyclical and seasonal nature of the housing market causes our revenues and operating results to fluctuate. We expect this fluctuation to continue in the future, which could result in operating losses during downturns.

      The manufactured housing industry is highly cyclical and is influenced by many national and regional economic and demographic factors, including:

•	consumer confidence;

•	interest rates;

•	availability of financing for homebuyers and retailers;

•	population and employment trends;

•	income levels;

•	housing demand; and

•	general economic conditions, including inflation and recessions.

      In addition, the housing industry is affected by seasonality. Sales during the period from March to November are traditionally higher than in other months. As a result of the foregoing economic, demographic and seasonal factors, our revenues and operating results fluctuate, and we expect them to continue to fluctuate in the future. Moreover, we may experience operating losses during cyclical and seasonal downturns in the housing market.

Consumer Financing Availability — Tightened credit standards, curtailed lending activity and increased interest rates among chattel, or home-only, retail lenders have reduced our sales. If chattel financing were to become further curtailed or unavailable, we may experience further sales declines.

      The consumers who buy our homes have historically secured retail financing from third-party lenders. The availability, terms and costs of retail financing depend on the lending practices of financial institutions, governmental policies and economic and other conditions, all of which are beyond our control. A consumer seeking to finance the purchase of a manufactured home without land will generally pay a higher interest rate and have a shorter loan maturity than a consumer seeking to finance the purchase of land and the home. Manufactured home chattel financing is at times more difficult to obtain than financing for site-built homes. Since 1999, home-only lenders have tightened the credit underwriting standards and increased interest rates for loans to purchase manufactured homes, which has reduced lending volumes and caused our sales to decline. In 2001, Conseco Finance Corp. provided approximately 28% of the total home-only financing and 14% of total consumer financing for new homes in the industry. If chattel financing were to become further curtailed or unavailable, we may experience further sales declines.

Wholesale Financing Availability — Reduced number of floor-plan lenders and reduced amount of credit allowed to industry retailers may result in lower inventory levels and lower sales at our independent retailers and fewer sales centers, which could also affect our level of wholesale shipments to these retailers.

      Independent retailers of our manufactured homes generally finance their inventory purchases with wholesale floor-plan financing provided by lending institutions. The availability of wholesale financing is affected primarily by the number of floor-plan lenders and their lending limits. During the past five years some wholesale lenders have exited the industry or curtailed their floor-plan operations while a smaller number have entered or expanded their floor plan operations. Conseco has historically been the largest floor-plan lender, providing about 25% of the industry’s wholesale financing. Conseco discontinued approving and funding new floor-plan loan requests commencing April 2002. Reduced availability of floor-plan lending may affect our independent retailers’ inventory levels of new homes, their number of retail sales centers and related wholesale demand. Retail sales to consumers at our independent retailers could also be affected by reduced retail inventory levels or reduced number of sales centers.

Contingent Liabilities — We have, and will continue to have, significant contingent repurchase and other obligations, some of which may become actual obligations that we must repay.

      In connection with a floor plan arrangement for our wholesale shipments to independent retailers, the financial institution that provides the retailer financing customarily requires us to enter into a separate repurchase agreement with the financial institution. Under this separate agreement, for a period of 12 to 15 months from the date of our sale to the retailer, upon default by the retailer and repossession of the home by the financial institution, we are generally obligated to purchase from the lender the related floor plan loan or the home at a price equal to the unpaid principal amount of the loan, plus certain administrative and handling expenses, reduced by the amount of any damage to the home and any missing appliances. Our maximum aggregate potential contingent repurchase obligation at March 30, 2002 was approximately $310 million, before any resale value of the homes, compared to $360 million a year earlier. During the first quarter of 2002, we paid $1.8 million and incurred losses of $0.3 million under repurchase agreements related to 66 homes. We may be required to honor some or all of our contingent repurchase obligations in the future and we may suffer additional losses with respect to, and as a consequence of, these repurchase agreements.

      At March 30, 2002, we also had contingent debt obligations totaling $33 million (net of $44 million of cash collateral at May 10, 2002) with respect to letters of credit and surety bonds. In addition, certain of our subsidiaries were guarantors of $9.4 million of debt of unconsolidated subsidiaries. If we were required to fund a material amount of these contingent obligations, our liquidity would be adversely affected.

Dependence upon Independent Retailers — If we are unable to establish or maintain relationships with independent retailers who sell our homes, our sales could decline.

      During 2001, approximately 79% of our wholesale shipments of homes were made to independent retail locations throughout the United States and western Canada. As is common in the industry, independent retailers may sell manufactured homes produced by competing manufacturers. We may not be able to establish relationships with new independent retailers or maintain good relationships with independent retailers that sell our homes. Even if we do establish and maintain relationships with independent retailers, these retailers are not obligated to sell our manufactured homes exclusively, and may choose to sell our competitors’ homes instead. The independent retailers with whom we have relationships can cancel these relationships on short notice. In addition, these retailers may not remain financially solvent as they are subject to the same industry, economic, demographic and seasonal trends that we face. If we do not establish and maintain relationships with solvent independent retailers in one or more of our markets, sales in those markets could decline.

Effect on Liquidity — Current industry conditions and our recent operating results have limited our sources of capital. If this situation does not improve and if we are unable to locate alternative sources of capital, we may be unable to expand our business.

      We depend on our cash balances, cash flows from operations, floor plan facilities and surety bond and insurance programs, and will depend on anticipated proceeds from sales of manufactured home loans and contracts in connection with the warehouse facility and asset-backed securitization transactions, to finance our operating requirements, capital expenditures and other needs. The downturn in the manufactured housing industry combined with our recent operating results and other changes have decreased sources of floor plan financing and required us to cash collateralize a portion of our surety bond and insurance program needs and our letters of credit.

      If the availability under our floor plan borrowings, anticipated proceeds from sales of manufactured home loans and contracts in connection with the warehouse facility and asset-backed securitization transactions or cash flow from operations is insufficient to finance our operations and alternative capital is not available or surety bonds become unavailable to us, we may be unable to expand our operations, and our business, results of operations and financial position could suffer.

Entry into Consumer Finance Business — We face risks as a new entrant to the consumer finance business.

      Although CIT has operated a consumer finance business in the manufactured home sector for over 50 years, and we will acquire substantially all of CIT’s current loan origination personnel in this business, we have limited experience operating a consumer finance business and will largely depend on these CIT personnel. Our previous loan origination business, which we operated through our subsidiary, HomePride Finance Corp., experienced operational control inadequacies, which resulted in the origination of some loans that did not qualify for sale to intended third-party institutions. We terminated HomePride’s loan origination business in 2001. Our ability to increase our loan portfolio in connection with our new consumer finance business will depend in part upon our ability to effectively market our consumer finance services to buyers of our manufactured homes and in the same general economic conditions affecting the consumer finance and manufactured housing industries. We may incur losses as we develop our loan portfolio and integrate our consumer finance business into our existing operations. Moreover, due to our limited operating history and limited participation in the securitization market, the manufactured home loans and contracts that we seek to securitize may receive lower ratings and may be subject to stricter underwriting standards than those of our competitors that have an established consumer finance record. As a result, we may be required to bear a larger portion of the risk of loss on the financing agreements and may pay higher interest rates than our competitors. If we are unable to operate our consumer finance business profitably, we may be unable to recover accumulated operating losses, which could have a material adverse effect on our results and financial position.

Funding for Our New Consumer Finance Business — We face numerous risks associated with the securitization programs through which we intend primarily to fund our new finance operations.

      In connection with our new business as an originator of consumer financing for factory-built homes, we will require continual access to significant, long-and short-term sources of cash to fund our originations of these manufactured home loans and contracts, interest payments, over-collateralization requirements for loan securitizations and other expenses. We expect eventually to finance up to $500 million in manufactured home loans and contracts annually.

      We expect to fund our consumer finance business with a portion of the proceeds from the outstanding notes, cash from operations and proceeds from sales of manufactured home loans and contracts in connection with the warehouse facility and, ultimately, from asset-backed securitization transactions in the capital markets. Adverse changes in the securitization market, interest rates, the market for factory-built homes or general economic conditions could impair our ability to originate, borrow against, purchase and sell manufactured home loans and contracts on a favorable or timely basis. This could prevent the accumulation of a sufficient number of manufactured home loans and contracts on terms required to securitize the manufactured home loans and contracts in asset-backed securitization transactions, in which case we could be forced to sell at a significant discount or hold manufactured home loans and contracts. Our inability to sell the manufactured home loans and contracts would increase our exposure to the risk of default and delinquency by the borrowers thereunder. The occurrence of any of the foregoing could require us to make cash payments in excess of the funds generated by our loan originations and under loans otherwise acquired by our consumer finance business, which could have a material adverse effect on our results and financial position. If we were unable to make such payments, our business and operations could be severely disrupted.

      If our cash requirements increase beyond those generated by our business and we are unable to increase proceeds available from sales of manufactured home loans and contracts in connection with the warehouse facility or access the securitization markets, we may be unable to maintain or increase the volume of our consumer finance business. Our warehouse facility has a one-year term. Although we expect to be able to obtain a replacement facility when that warehouse facility expires, such facility may not be available on favorable terms, if at all. To the extent that we are unable to arrange any facility or other financing, our loan origination activities would be curtailed, which could have a material adverse effect on our results and financial position.

Operation of Our Consumer Finance Business — We face risks of loss related to manufactured home loans and contracts, including risks associated with defaults, delinquencies and prepayments, many of which will be outside our control.

      We expect to face numerous additional risks in connection with our finance operations, many of which will be outside our control. Many purchasers of manufactured homes may be deemed to be relatively high credit risks due to various factors, including the lack of or impaired credit histories and limited financial resources. Accordingly, the loans we originate may bear relatively high interest rates and may involve higher default and delinquency rates and servicing costs. In the event that we foreclose on delinquent loans, our ability to sell the underlying collateral to recover or mitigate our loan losses will be subject to market valuations of the collateral. These values may be affected by factors such as the amount of available inventory of manufactured homes on the market and general economic conditions.

      Prepayments of our managed receivables, whether due to refinancing, repayments or foreclosures, in excess of management’s estimates could adversely affect our future cash flow as a result of the resulting loss of any servicing fee revenue and net interest income on such prepaid receivables. Prepayments can result from a variety of factors, many of which are beyond our control, including changes in interest rates and general economic conditions.

      The foregoing risks become more acute in any economic slowdown or recession. Periods of economic slowdown or recession may be accompanied by decreased demand for consumer credit and declining asset values. In the home equity mortgage and factory-built housing businesses, any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowing and increases the loan-to-

value ratios of loans previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a default. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Loss of employment, increases in cost-of-living or other adverse economic conditions would likely impair the ability of our consumer borrowers to meet their payment obligations, which could impair our ability to continue to fund our finance operations.

Competition — The manufactured housing industry is very competitive. If we are unable to effectively compete, our growth could be limited and our sales could decline.

      The manufactured housing industry is highly competitive at both the manufacturing and retail levels, with competition based upon several factors, including price, product features, reputation for service and quality, merchandising, terms of retailer promotional programs and the terms of retail customer financing. Numerous companies produce manufactured homes in our markets. A number of our manufacturing competitors also have their own retail distribution systems and consumer finance operations. In addition, there are many independent manufactured housing retail locations in most areas where we have retail operations. Because barriers to entry for manufactured housing retailers are very low, we believe that it is easy for new retailers to enter into our markets as competitors. In addition, our products compete with other forms of low to moderate-cost housing, including site-built homes, panelized homes, apartments, townhouses and condominiums. If we are unable to effectively compete in this environment, our retail sales and wholesale shipments could be reduced. As a result, our growth could be limited and our sales could decline.

Zoning — If the manufactured housing industry is not able to secure favorable local zoning ordinances, our sales could decline and our business, results of operations and financial condition could be materially adversely affected.

      Limitations on the number of sites available for placement of manufactured homes or on the operation of manufactured housing communities could reduce the demand for manufactured homes and our sales. Manufactured housing communities and individual home placements are subject to local zoning ordinances and other local regulations relating to utility service and construction of roadways. In the past, property owners often have resisted the adoption of zoning ordinances permitting the location of manufactured homes in residential areas, which we believe has restricted the growth of the industry. Manufactured homes may not receive widespread acceptance and localities may not adopt zoning ordinances permitting the development of manufactured home communities. If the manufactured housing industry is unable to secure favorable local zoning ordinances, our sales could decline and our business, results of operations and financial condition could be materially adversely affected.

Dependence upon Walter R. Young and Other Key Personnel — The loss of any of our executive officers could reduce our ability to achieve our business plan and could have a material adverse effect on our business and operating results.

      We depend on the continued services and performance of our executive officers, including our Chairman, President and Chief Executive Officer, Walter R. Young. If we lose the services of Mr. Young or any of our executive officers, it could limit our ability to achieve our business plan and could have a material adverse effect on our business and operating results.

Certain Elements of Our Business Strategy May Not Succeed — Our business strategy may not adequately address the issues currently facing our company and the manufactured housing industry or correctly identify future trends in the industry. Any failure of our business strategy could cause our sales to decline.

      Since mid-1999, retail sales and wholesale shipments of new manufactured homes have decreased as a result of high consumer repossession levels, tightened consumer credit standards, excess retail locations and inventory, a reduced number of consumer lenders in the traditional chattel lending portion of the industry and higher interest rates on chattel loans. As a result, our operating results have been adversely affected and we have closed a significant number of manufacturing facilities and retail sales centers. We are implementing strategies designed to address these issues. These strategies may not be successful because the reasons for the decline in demand or future trends in the industry may not be correctly identified, and our operating results may not improve. In addition, factors beyond our control, such as increased competition, reductions in consumer demand or continued economic downturn, may offset any improved operating results that are attributable to our strategy. Any failure of our business strategy could cause our sales to decline.

Restrictive Covenants — The terms of our debt place restrictions on us and our subsidiaries, reducing operational flexibility.

      The documents governing the terms of certain of our indebtedness contain covenants that place restrictions on us and our subsidiaries. The terms of our debt agreements include covenants that restrict our and our subsidiaries’ ability to:

•	incur additional indebtedness, contingent liabilities and liens;

•	issue additional preferred stock;

•	pay dividends or make other distributions on our common stock;

•	redeem or repurchase common stock and redeem, repay or repurchase subordinated debt;

•	make investments in subsidiaries that are not restricted subsidiaries;

•	enter into joint ventures;

•	use assets as security in other transactions;

•	sell certain assets or enter into sale and leaseback transactions;

•	restrict the ability of our restricted subsidiaries to pay dividends or make other distributions on their common stock;

•	engage in new lines of business;

•	guarantee or secure indebtedness;

•	consolidate with or merge with or into other companies; and

•	enter into transactions with affiliates.

      If we fail to comply with any of these covenants, the trustees could cause our debt to become due and payable prior to maturity. If this debt were to be accelerated, our assets might not be sufficient to repay our debt in full.

Fraudulent Conveyance Issues — Federal and state laws allow courts, under specific circumstances, to void guarantees and to require you to return payments received from guarantors.

      Although you will be direct creditors of the guarantors of the exchange notes by virtue of the guarantees, existing or future creditors of any guarantor could avoid or subordinate such guarantor’s guarantee under the fraudulent conveyance laws if they were successful in establishing that:

•	the guarantee was incurred with fraudulent intent; or

•	the guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee and:

•	was insolvent at the time of the guarantee;

•	was rendered insolvent by reason of the guarantee;

•	was engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured.

      The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than all of such company’s property at a fair valuation; or

•	if the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

      We cannot assure you that you will be able to successfully file a claim under any of the guarantees if we default on our obligations under the notes.

Lack of Market for the Notes — You may not be able to sell your exchange notes if a trading market for the exchange notes does not develop.

      We cannot assure you that there will be an active trading market for the exchange notes because:

•	the exchange notes will be new securities for which there currently is no trading market, and none may develop;

•	the liquidity of any market for the exchange notes will depend on the number of holders of the exchange notes, the interest of securities dealers in making a market for the exchange notes and other factors;

•	while the initial purchasers have advised us that they intend to make a market in the notes, they are not obligated to do so and may discontinue any such market-making at any time; and

•	we do not intend to list the exchange notes on any securities exchange.

      If an active trading market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. If the exchange notes are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects, and certain other factors.

USE OF PROCEEDS

      We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will receive in exchange, outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer.

      On April 22, 2002 we issued and sold the outstanding notes. The net proceeds from the sale of the outstanding notes were approximately $144 million after deducting the expenses of the offering, including discounts and commissions. We used the net proceeds to provide working capital for our existing business segments and our new consumer financing business, to finance the acquisition of the manufactured housing loan origination business of CIT, to repay a portion of our debt, including $50.0 million of our floor-plan payable, and $30.0 million in principal amount of our 7 5/8% Senior Notes due 2009 for a cost of $23.8 million, and for general corporate purposes.

CAPITALIZATION

      The following table sets forth our capitalization as of March 30, 2002:

•	on an actual basis, and

•	on an as adjusted basis to give effect to the following events, as if each such event had occurred on March 30, 2002:

•	our receipt of net proceeds of $144.6 million from the offering of the outstanding notes and the use of a portion of the proceeds to repay $50.0 million of our floor-plan payable and to repurchase $30.0 million in principal amount of our 7 5/8% Senior Notes due 2009 at a cost of $23.8 million;

•	our receipt of net proceeds of $23.9 million from the April 2002 issuance of 25,000 shares of our convertible preferred stock in a private placement to an institutional investor and the use of the proceeds to cash-collateralize letters of credit;

•	our application of $11.1 million of cash on hand to cash-collateralize letters of credit; and

•	our acquisition of the manufactured housing loan origination business of CIT for a purchase price of $4.5 million.

      The information presented in the table below should be read in conjunction with “Use of Proceeds,” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended March 30, 2002 and our Annual Report on Form 10-K for the year ended December 29, 2001 which are incorporated by reference in this prospectus.

	Actual	As Adjusted

	(In thousands)
Cash and cash equivalents	$25,280	$80,563	(1)
Restricted cash	—	34,942	(2)

Debt:
Floor-plan payable	$63,713	$13,713
11 1/4% Senior Notes due 2007	—	150,000
7 5/8% Senior Notes due 2009(3)	200,000	170,000	(1)
Other debt(4)	25,765	25,765

Total debt	289,478	359,478	(2)

Series B-1 redeemable convertible preferred stock	20,000	20,000
Series C redeemable convertible preferred stock	—	25,000
Shareholders’ equity	262,652	265,167

Total capitalization	$572,130	$669,645

(1)	Approximately $23.8 million of the proceeds of the offering of the outstanding notes was used by us to repurchase $30.0 million of our 7 5/8% Senior Notes due 2009 in open market transactions.

(2)	We used the proceeds of the April 2002 private placement of our convertible preferred stock, together with cash on hand, to cash-collateralize letters of credit. In connection with such payment, we terminated our existing credit facility, although we may obtain a new working capital facility in the future.

(3)	The 7 5/8% Senior Notes due 2009 were issued by Champion Enterprises and are effectively subordinated to the notes.

(4)	Other debt consists primarily of industrial revenue bond financing and capitalized leases.

SELECTED FINANCIAL DATA INCLUDING RATIO OF EARNINGS TO FIXED CHARGES

      The following table summarizes our financial data for the period and as of the dates presented. We derived the income statement, balance sheet and other financial data as of and for each of the fiscal years ended January 3, 1998, January 2, 1999, January 1, 2000, December 30, 2000 and December 29, 2001 from our audited consolidated financial statements. You should read this selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended March 30, 2002 and our Annual Report on Form 10-K for the year ended December 29, 2001 which are incorporated by reference into this prospectus.

      The selected financial data as of and for the three months ended March 31, 2001 and March 30, 2002 have been derived from our unaudited consolidated financial statements. In the opinion of management, the interim consolidated financial statements include all adjustments necessary for a fair presentation of the results of operations, financial position and cash flow for those periods. The results for the three months ended March 30, 2002 are not necessarily indicative of results that may be expected for the entire fiscal year.

									Three Months
	Fiscal Year								Ended

	1997		1998		1999		2000	2001	2001	2002

	(Dollars in thousands)
Income Statement Data
Net sales
Manufacturing	$1,733,162		$1,986,317		$2,068,627		$1,564,026	$1,296,315	$260,510	$266,652
Retail	60,624		561,659		787,011		606,708	452,910	108,402	80,125
Less intercompany	(39,300)		(215,000)		(291,000)		(249,000)	(201,000)	(42,600)	(40,400)

Net sales	1,754,486		2,332,976		2,564,638		1,921,734	1,548,225	326,312	306,377
Cost of sales	1,503,028		1,931,397		2,164,868	(1)	1,619,903	1,283,216	281,504	261,868

Gross margin	251,458		401,579		399,770		301,831	265,009	44,808	44,509
Selling, general and administrative expenses	135,028		231,295		292,188	(1)	305,286	283,673	79,563	58,238
Goodwill impairment charges(2)	—		—		—		189,700	—	—	—

Operating income (loss)	116,430		170,284		107,582		(193,155)	(18,664)	(34,755)	(13,729)
Net interest income (expense)	941		(13,486)		(25,540)		(27,177)	(22,624)	(6,428)	(4,817)

Pre-tax income (loss) — continuing operations	117,371		156,798		82,042		(220,332)	(41,288)	(41,183)	(18,546)

Income (loss) — continuing operations	70,771		94,198		50,042		(147,332)	(27,888)	(26,083)	(11,846)
Income — discontinued operations	4,500		—		—		—	—	—	—

Net income (loss)	$75,271		$94,198		$50,042		$(147,332)	$(27,888)	$(26,083)	(11,846)

Other Financial Data
EBITDA(3)	$133,521		$197,195		$179,072		$51,991	$35,329	$(15,819)	$(7,870)
Ratio of earnings to fixed charges(4)	91.4	x	9.4	x	3.4	x	—	—	—	—
Cash flows from (used for) operating activities	99,248		105,789		99,936		114,712	67,034	(14,373)	(31,744)
Cash flows used for investing activities	(39,585)		(309,303)		(139,301)		(22,114)	(24,490)	(10,563)	(5,901)
Cash flows from (used for) financing activities	(26,518)		157,811		28,384		(55,302)	(23,231)	(6,178)	(6,531)
Depreciation and amortization	17,091		26,911		37,890		40,306	36,043	9,336	5,859
Capital expenditures	38,266		49,120		50,390		15,035	6,972	1,416	1,474

						Three Months
	Fiscal Year					Ended

	1997	1998	1999	2000	2001	2001	2002

	(Dollars in thousands)
Other Statistical Information
Number of employees at period-end	11,300	14,000	15,000	12,000	10,600	11,500	10,000
Homes sold:
Wholesale	64,285	70,359	71,761	52,442	39,551	8,210	7,745
Retail — new	983	11,738	15,853	11,483	7,578	1,824	1,194
Retail — used	87	2,867	4,102	2,863	1,897	513	347
Wholesale multi-section mix	58%	63%	66%	71%	77%	76%	82%
Locations at period end:
Manufacturing facilities	55	60	60	53	49	51	47
Retail sales centers	22	246	280	260	218	230	214
Balance Sheet Data
Cash and cash equivalents	$60,280	$23,828	$12,847	$50,143	$69,456	$19,029	$25,280
Working capital(5)	46,094	(8,065)	24,536	33,680	53,110	24,926	44,804
Net property, plant and equipment	143,519	190,963	222,898	207,277	177,430	193,760	172,836
Total assets	501,250	1,021,672	1,182,940	942,056	858,152	916,662	840,698
Total debt	3,100	258,146	395,594	340,823	296,892	334,417	289,478
Redeemable convertible preferred stock	—	—	—	—	20,000	—	20,000
Shareholders’ equity	280,416	405,246	444,262	296,809	272,034	271,321	262,652

(1)	Cost of sales and SG&A expenses include non-recurring charges of $26.5 million and $7.1 million, respectively, related to the 1999 bankruptcy of our former largest independent retailer.

(2)	As a result of a recoverability analysis performed in 2000, in the fourth quarter of 2000 we recorded non-cash pre-tax goodwill impairment charges of $189.7 million, consisting of $180.0 million for seven retail companies that were acquired in 1998 and 1999 and $9.7 million for two manufacturing companies that were acquired in 1996 and 1998.

(3)	EBITDA consists of net income or loss before income taxes, net interest, income from discontinued operations, depreciation and amortization and non-recurring items. Non-recurring items consist of goodwill impairment charges, costs and losses associated with closed operations, property insurance gains, and losses due to bankruptcy of our former largest independent retailer. Costs and losses associated with closed operations consist of asset impairment charges, lease termination costs, severance costs and, for closed retail locations, operating results during the year in which the locations were closed. EBITDA as defined by us may not be comparable to similarly titled measures used by other companies. Although EBITDA is not a measure of performance calculated in accordance with GAAP, we believe it is a generally recognized measure of performance used in the housing industry and by analysts who issue reports on companies in the housing industry. Nevertheless, EBITDA should not be considered in isolation or as a substitute for operating income (loss), net income (loss), net cash provided by operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.

	Champion Enterprises, Inc.
	EBITDA Reconciliation

						Three Months
	Fiscal Year					Ended

	1997	1998	1999	2000	2001	2001	2002

	(Dollars in thousands)
Net income (loss)	$75,271	$94,198	$50,042	$(147,332)	$(27,888)	$(26,083)	$(11,846)
Reconciliation to EBITDA:
Income taxes	46,600	62,600	32,000	(73,000)	(13,400)	(15,100)	(6,700)
Interest expense, net	(941)	13,486	25,540	27,177	22,624	6,428	4,817
Income from discontinued operations	(4,500)	—	—	—	—	—	—

Operating income (loss)	116,430	170,284	107,582	(193,155)	(18,664)	(34,755)	(13,279)
Depreciation and amortization	17,091	26,911	37,890	40,306	36,043	9,336	5,859
Nonrecurring items:
Goodwill impairment charges	—	—	—	189,700	—	—	—
Costs and losses associated with closed operations	—	—	—	17,040	17,950	9,600	—
Property insurance gains	—	—	—	(6,900)	—	—	—
Losses due to bankruptcy of Company’s former largest independent retailer	—	—	33,600	5,000	—	—	—

EBITDA	$133,521	$197,195	$179,072	$51,991	$35,329	$(15,819)	$(7,870)

(4)	No rates are presented for the years ended December 30, 2000 and December 29, 2001 and for the three month periods ended March 31, 2001 and March 30, 2002 as the earnings for such periods were insufficient to cover fixed charges by $218.4 million, $40.2 million, $41.2 million and $19.0 million, respectively.

(5)	Working capital is defined as current assets minus current liabilities.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

      We sold the outstanding notes to Credit Suisse First Boston Corporation and First Union Securities, Inc., the initial purchasers, on April 22, 2002. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance of the outstanding notes we entered into a registration rights agreement with the initial purchasers of the outstanding notes. The registration rights agreement requires us to register the exchange notes under the federal securities laws and offer to exchange the exchange notes for the outstanding notes. The exchange notes will be issued without a restrictive legend and generally may be resold without registration under the federal securities laws. We are effecting the exchange offer to comply with the registration rights agreement.

      The registration rights agreement requires us to:

•	file a registration statement for the exchange offer and the exchange notes within 90 days after the issue date of the outstanding notes;

•	use our best efforts to cause the registration statement to become effective under the Securities Act within 180 days after the issue date of the outstanding notes;

•	consummate the exchange offer within 30 days after the date that the registration is declared effective; and

•	file a shelf registration statement for the resale of the outstanding notes if we cannot effect an exchange offer within the time periods listed above and other limited circumstances.

      These requirements under the registration rights agreement will be satisfied when we complete the exchange offer. However, if we fail to comply with these and other deadlines for registering the issuance of the exchange notes and completion of the exchange offer, we must pay additional interest on the outstanding notes. We have also agreed to keep the registration statement for the exchange offer effective for at least 20 business days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to holders. See “Registration Rights Agreement.”

      Under the registration rights agreement, our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

      This summary includes only the material terms of the registration rights agreement. Please read the section captioned “Registration Rights Agreement” for more details regarding the registration rights agreement. For a full description, you should refer to the complete copy of the registration rights agreement, which has been filed as an exhibit to the registration statement for the exchange offer and the exchange notes. See “Where You Can Find More Information.”

      Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Transferability of the Exchange Notes

      Based on an interpretation of the Securities Act by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of the exchange notes, without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	the exchange notes are acquired in the ordinary course of the holders’ business; and

•	the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes.

However, the SEC has not specifically considered this exchange offer in the context of issuing a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes. If any holder is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes to be acquired in the exchange offer, that holder:

•	will not be able to rely on the applicable interpretations of the staff of the SEC, and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.” In addition, to comply with state securities laws, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the exchange notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of exchange notes in any state where an exemption from registration or qualification is required and not available.

Terms of the Exchange Offer

      Upon the terms and conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange outstanding notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on [                    ], 2002. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which we extend the exchange offer.

      As of the date of this prospectus, $150 million aggregate principal amount of the outstanding notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about, [                    ], 2002, to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to the conditions set forth below under “— Conditions to the Exchange Offer.”

      Outstanding notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

      Our acceptance of the tender of outstanding notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Extensions, Delay in Acceptance, Termination or Amendment

      We reserve the right to extend the period of time during which the exchange offer is open. If we extend the exchange offer by giving oral or written notice of an extension to the holders of outstanding notes as described below, we will delay acceptance for exchange of any outstanding notes. During any extension period, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “— Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the outstanding notes.

Procedures for Tendering Outstanding Notes

      Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with the automated tender offer program procedures of The Depository Trust Company (“DTC”), described below.

      In addition, either:

•	the exchange agent must receive outstanding notes along with the letter of transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below, and either a properly transmitted agent’s message or a letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive physical delivery of the letter of transmittal and other required documents at its address provided below under “— The Exchange Agent” prior to the expiration date.

      The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and the Company in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

      The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to the Company. Holders may request their brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

How to Tender — Beneficial Owners

      Beneficial owners of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee wishing to tender those notes should contact the registered holder promptly and instruct it to tender on the beneficial owner’s behalf. Beneficial owners who wish to tender on their own behalf must, prior to completing and executing the letter of transmittal and delivering their outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in their name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

When Endorsements or Bond Powers Are Needed

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the bond power.

      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by the Company, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC’s Automated Tender Offer Program

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

      The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering outstanding notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against such participant.

Determinations Under the Exchange Offer

      We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Neither the Company, the exchange agent or any other person will be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes, and they will incur no liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Signatures and Signature Guarantees

      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

      If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be made by an “eligible institution.” An “eligible institution” is a financial institution — including most banks, savings and loan associations and brokerage houses — that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program.

Representations to the Company

      By tendering, you will represent to us that, among other things,

•	any exchange notes received by you are being acquired in the ordinary course of business;

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act;

•	you are not an “affiliate”, as defined in the Securities Act, of ours, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act;

•	if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the exchange notes; and

•	if you are a broker-dealer, that you will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.

      If any holder or other person acting on behalf of the holder is an “affiliate” of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes that holder or other person can not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

      For each outstanding note accepted for exchange, the holder of the outstanding note will receive an exchange note having a principal amount equal to that of the tendered outstanding note. The exchange notes will bear interest from the most recent date to which interest has been paid on the outstanding notes or, if no interest has been paid on the outstanding notes, from April 22, 2002. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from April 22, 2002. Outstanding notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of outstanding notes whose outstanding notes are accepted for exchange will not receive any payment for accrued interest on the outstanding notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the outstanding notes.

      In all cases, issuance of exchange notes for outstanding notes will be made only after timely receipt by the exchange agent of:

•	outstanding notes or a timely book-entry confirmation of such; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

      Unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder of the outstanding notes. In the case of outstanding notes tendered by book-entry transfer pursuant to the book-entry procedures described below, the non-exchanged outstanding notes will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      If a registered holder of outstanding notes desires to tender the outstanding notes, and the outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer (including delivery of an agent’s message) described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through a member firm of a registered national securities exchange of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible institution;

•	prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the holder’s name and address, the registered number(s) of the holder’s outstanding notes and the principal amount of outstanding notes tendered;

•	stating that the tender is being made;

•	guaranteeing that within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal with any necessary signature guarantees, or agent’s message in lieu of such letter, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal with any required signature guarantees, or agent’s message in lieu of such letter, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the execution of the notice of guaranteed delivery.

Withdrawal Rights

      Except as otherwise provided in the prospectus, tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth below under “— Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the outstanding notes to be withdrawn;

•	identify the notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes;

•	contain a statement that the holder is withdrawing his election to have the outstanding notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

•	specify the name in which the outstanding notes are registered, if different from that of the depositor.

      If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of outstanding notes tendered by book-entry transfer, the outstanding notes will be credited to an account maintained with the book-entry transfer facility for the outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “— Procedures for Tendering Outstanding Notes” above at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the outstanding notes for exchange or the exchange of the exchange notes for the outstanding notes, we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

      In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us (1) the representations described under “— Procedures for Tendering Outstanding Notes” and

“Plan of Distribution” and (2) such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new exchange notes under the Securities Act.

      These conditions to the exchange offer are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, or may be waived by us in whole or in part in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

      In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any outstanding notes, if at such time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

Exchange Agent

      We have appointed Bank One Trust Company, N.A. as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address set forth below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

DELIVERY TO:

Bank One Trust Company, N.A., Exchange Agent

By Mail or Overnight Courier	By Hand Delivery
Bank One Trust Company, N.A. 1111 Polaris Parkway Suite N1-0H1-0184 Columbus, Ohio 43240	Bank One Trust Company, N.A. 1111 Polaris Parkway Suite N1-0H1-0184 Columbus, Ohio 43240 or Bank One, N.A. c/o Transfer Agent Drop Services 55 Water Street, 1st Floor New York, NY 10041
By Facsimile Transmission:
(614) 248-9987

For information or confirmation by telephone call: (800) 346-5153

      If you deliver the letter of transmittal to an address other than as set forth above, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

      The principal solicitation for this exchange offer is being made by mail; however, additional solicitation may be made by telephone, facsimile or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any officers or employees who engage in this solicitation. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse reasonable out-of-pocket expenses incurred in connection with the exchange offer.

      Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of notes. Tendering holders will also not be required to pay transfer taxes in the exchange offer. We will pay all charges and expenses in connection with the exchange offer. However, we will not pay any taxes incurred in connection with a holder’s request to have exchange notes or non-exchanged notes issued in the name of a person other than the registered holder. See “— Transfer Taxes” in this section below.

      The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $100,000.

Accounting Treatment

      We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

Transfer Taxes

      Holders who tender their outstanding notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

Consequences of Failing to Exchange Outstanding Notes

      Holders of outstanding notes who do not exchange their outstanding notes for exchange notes pursuant to the exchange offer will remain subject to the existing restrictions on transfer of the outstanding notes. Accordingly, the outstanding notes not tendered may be resold only:

•	to us or our subsidiaries;

•	pursuant to a registration statement which has been declared effective under the Securities Act;

•	for so long as the outstanding notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A; or

•	pursuant to any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee), subject in each of the foregoing cases to any requirements of law that the disposition of the seller’s property or the property of such investor account or accounts be at all times within its or their control and in compliance with any applicable state securities laws.

      Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes.

DESCRIPTION OF OTHER INDEBTEDNESS AND FINANCING TRANSACTIONS

7 5/8% Senior Notes due 2009

      On May 3, 1999, Champion Enterprises completed an offering of $200 million of unsecured senior notes due 2009 with interest payable semi-annually on May 15 and November 15 at an annual rate of 7 5/8%. In April and May 2002, we repurchased a total of $30.0 million in principal amount of the 7 5/8% Senior Notes due 2009. The 7 5/8% senior notes due 2009 will be effectively subordinated to the exchange notes. Champion Enterprises’ only material asset is its common equity investment in Champion Home Builders, the issuer of the outstanding notes and of the exchange notes. Champion Enterprises used the net proceeds of $197.3 million from the offering of the 2009 senior notes primarily to reduce bank debt incurred in connection with various acquisitions completed primarily in 1998 and 1999. The indenture governing the 2009 senior notes contains covenants that limit Champion Enterprises’ ability to incur liens that secure our indebtedness and to engage in sale and lease-back transactions. Champion Enterprises may redeem the 2009 senior notes at any time, in whole or in part, at the greater of (1) their principal amount or (2) the discounted present value of the remaining scheduled payments of principal and interest, plus, in each case, accrued and unpaid interest. Champion Home Builders and the subsidiaries that guarantee the outstanding notes and that will guarantee the exchange notes will guarantee the 2009 senior notes of Champion Enterprises on a subordinated basis.

Floor-Plan Financing

      A small portion of the homes purchased by our company-owned retailers are financed by third-party lending institutions which provide our retailers with a credit line for the purchase price of the current inventory of homes secured by a lien on such homes. The retailer draws on the credit line to finance display models as well as to finance the initial purchase of a home from the manufacturer until the home buyer obtains permanent financing or otherwise pays the retailer for the home. At March 30, 2002, our company- owned retailers had $63.7 million in outstanding floor-plan financing. In May 2002, we prepaid approximately $50.0 million of our floor-plan payable. As of June 1, 2002, we have $13.0 million in outstanding floor-plan financing. Champion Enterprises guarantees, but does not provide any additional collateral to secure, the obligations of our company-owned retailers, under floor-plan financing arrangements.

      In accordance with trade practice, we enter into various repurchase agreements with those lending institutions providing wholesale floor-plan financing to both our independent and our company-owned retailers. Under these repurchase agreements, upon default by the retailer and the repossession of the home by the lending institution, we are generally obligated to purchase the loan or repurchase the home from the lending institution at an amount equal to the unpaid loan balance for the home, plus certain administrative and handling expenses, reduced by the amount of any damage to the home. Any homes that we repurchase are then available for resale by us.

Warehouse Facility and Asset-Backed Securities Transactions

      HomePride Finance Corp., our finance company, will sell, on a true sale basis, designated fixed-rate manufactured housing loans and contracts to a bankruptcy-remote, special purpose subsidiary of ours, which, in turn, will sell such manufactured housing loans and contracts to a bankruptcy-remote, special purpose entity owned by a third party. The third party entity has entered into a committed 364-day $150 million warehouse facility with Credit Suisse First Boston, New York Branch. This warehouse facility provides for the sale of undivided interests in the manufactured housing loans and contracts to Credit Suisse, or a commercial paper company administered by Credit Suisse, and is secured by the manufactured housing loans and contracts. The proceeds from this warehouse facility are used by the third party entity to pay a portion of its purchase price of such manufactured housing loans and contracts to our special purpose entity and, in turn, our special purpose entity uses such proceeds to pay a portion of its purchase price of such manufactured housing loans and contracts to HomePride. The warehouse facility has been structured to achieve a minimum credit rating of A2 by Moody’s and A by Standard & Poor’s. It is expected that pools of such manufactured housing loans and contracts will, from time to time, be sold by the third party entity to other bankruptcy-remote, special purpose entities for the purpose of securitizing these pools of manufactured housing loans and contracts in the asset-backed securities market. Champion Enterprises has provided a 10% limited guarantee to the lenders under the warehouse facility. Even though the third party entity will not be our subsidiary, under generally accepted accounting principles, its results of operations and financial condition will be included in our consolidated financial statements.

DESCRIPTION OF THE NOTES

      The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes.

      The outstanding notes are, and the exchange notes will be, issued under an Indenture, dated as of April 22, 2002 (the “Indenture”) by and among Champion Home Builders Co., as the Issuer, Champion Enterprises, Inc., as parent guarantor, the Subsidiary Guarantors and Bank One Trust Company, N.A., as

trustee (the “Trustee”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The notes are subject to all such terms, and Holders of notes are referred to the Indenture and the Trust Indenture Act for a statement of those terms. The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreement referred to below. We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the notes.

      The definitions of certain terms used in the following summary are set forth below under “Certain Definitions.” For purposes of this summary, the term “Parent” refers only to Champion Enterprises, Inc. and not to any of its Subsidiaries and the term “Issuer” refers only to Champion Home Builders Co., a direct, wholly owned Subsidiary of Parent, and not to any of its Subsidiaries.

Brief Description of the Exchange Notes

      The exchange notes:

•	are unsecured senior obligations of the Issuer, pari passu in right of payment to existing and future Indebtedness of the Issuer that is not by its terms expressly subordinated to the notes;

•	are effectively senior to all of the obligations of Parent, including Parent’s outstanding 7 5/8% Senior Notes due 2009;

•	are senior in right of payment to any future Subordinated Obligations of the Issuer, including the Issuer’s subordinated guarantee of Parent’s obligations under its outstanding 7 5/8% Senior Notes due 2009; and

•	are Guaranteed on a senior subordinated basis by Parent and are Guaranteed on a senior basis by all of the Issuer’s existing and future domestic Restricted Subsidiaries and all other Persons, other than Parent, that provide Guarantees in connection with any Indebtedness of the Issuer or any Subsidiary Guarantors outstanding at any time.

Principal, Maturity and Interest

      The Issuer issued the outstanding notes and will issue the exchange notes with an initial maximum aggregate principal amount of $150.0 million. The notes will mature on April 15, 2007. The Issuer may issue additional notes from time to time after the Offering under the Indenture, subject to the provisions of the Indenture described below under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant. The notes and any additional notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes,” references to the notes include any Additional Notes actually issued.

      Interest on the notes will accrue at the rate of 11 1/4% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 2002, to Holders of record on the immediately preceding April 1 and October 1. Interest on the notes will accrue from the date of original issuance or, if interest has been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

      The Issuer, at its option, may at any time redeem all or any portion of the notes at a redemption price plus accrued interest to the date of redemption equal to the greater of

(1) 100% of their principal amount, or

(2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points.

      “Treasury Yield” means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

      “Comparable Treasury Issue” means, with respect to the notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

      “Independent Investment Banker” means, with respect to the notes offered hereby, Credit Suisse First Boston Corporation or its successor or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

      “Comparable Treasury Price” means, with respect to any redemption date applicable to the notes,

(1) the average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such applicable Reference Treasury Dealer Quotations, or

(2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

      “Reference Treasury Dealer” means, with respect to the notes offered hereby, each of Credit Suisse First Boston Corporation or its successor and four primary U.S. Government securities dealers in New York City (each a “Primary Treasury Dealer”) appointed by the Trustee in consultation with the Issuer; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Issuer shall substitute therefor another Primary Treasury Dealer.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

      Holders of the notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

      The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuer may be required to offer to purchase notes as described under the captions “— Change of Control” and “— Asset Sales” below. The Issuer may at any time and from time to time purchase notes in the open market or otherwise.

Change of Control

      Upon the occurrence of a Change of Control, each Holder of notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

      On the Change of Control Payment Date, the Issuer will, to the extent lawful,

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered, and

(3) deliver or cause to be delivered to the Trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Issuer.

      The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

      Any future agreements governing Working Capital Financing Lines, credit agreements or other agreements relating to senior Indebtedness to which the Issuer becomes a party may provide that certain change of control events with respect to the Issuer would constitute a default thereunder.

      The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Asset Sales

      Parent will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

(1) Parent or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced in the case of an Asset Sale in which the consideration exceeds $5.0 million by a resolution of Board of Directors of Parent set forth in an officers’ certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by Parent or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, that the amount of

(a) any liabilities (as shown on Parent’s or such Restricted Subsidiary’s most recent balance sheet) of Parent or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Parent or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by Parent or any such Restricted Subsidiary from such transferee that are contemporaneously (but not later than 30 days after receipt) converted by Parent or such Restricted Subsidiary into cash (to the extent of the cash received)

shall, in the case of either (a) or (b) above, be deemed to be cash for purposes of this provision.

      Within 210 days after the receipt of any Net Proceeds from an Asset Sale, Parent or any Restricted Subsidiary may apply such Net Proceeds, at its option,

(I) to repay Indebtedness under any Working Capital Financing Lines Incurred by the Issuer or any Subsidiary Guarantor and to correspondingly permanently reduce the commitments with respect thereto in the case of revolving borrowings; provided, however, that such commitments will not be required to be reduced below the then current Borrowing Base;

(II) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in Permitted Businesses; or

(III) to repurchase notes in the open market or in privately negotiated transactions.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (I), (II) or (III) above shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer shall be required to make an offer (an “Asset Sale Offer”) to all Holders of notes, as well as all holders of pari passu Indebtedness that has the benefit of provisions requiring the Issuer to make a similar offer, to purchase the maximum principal amount of notes and other pari passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the notes and other pari passu Indebtedness to be purchased or the lesser amount required under the agreements governing such pari passu Indebtedness, plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of notes and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and pari passu Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Issuer shall select the notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and other pari passu Indebtedness so tendered. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Ranking

Senior Indebtedness of Parent versus Notes

      The Indebtedness evidenced by the notes will be Guaranteed on a senior subordinated basis by Parent, which Guarantee will be subordinate in right of payment to the prior payment in full of all senior Indebtedness of Parent, including the obligations of Parent under its 7 5/8% Senior Notes due 2009. The Issuer and the Subsidiary Guarantors will Guarantee the 2009 notes on a subordinated basis to the notes and the Subsidiary Guarantees. However, because substantially all of Parent’s operations are conducted through its Subsidiaries, claims of creditors of such Subsidiaries, including claims under the notes or Subsidiary Guarantees, or Guarantees issued by such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of Parent’s creditors, including holders of the 2009 notes. Accordingly, the notes will be effectively senior to creditors (including trade creditors) of Parent, including holders of its 2009 notes. Parent’s only material asset is its common equity investment in the Issuer.

Senior Indebtedness of the Issuer and Subsidiary Guarantors versus Notes

      The Indebtedness evidenced by the outstanding notes and by the exchange notes and the Subsidiary Guarantees will be unsecured and will rank pari passu in right of payment to the senior Indebtedness of the Issuer and the Subsidiary Guarantors, as the case may be, including all Indebtedness Incurred under any Working Capital Financing Lines and Floor Plan Financing Lines. The notes will be Guaranteed on a senior basis by the Subsidiary Guarantors.

      As of March 30, 2002, after giving pro forma effect to the transactions described under “Use of Proceeds” above, the Issuer and its Restricted Subsidiaries would have had approximately $356.0 million of senior Indebtedness, including $36.0 million of secured Indebtedness. Although the Indenture contains limitations on the amount of additional Indebtedness that Parent and its Restricted Subsidiaries, including the Issuer, may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be senior Indebtedness of Parent. See “— Certain Covenants — Limitation on Indebtedness” below.

      The notes are unsecured obligations of the Issuer. Secured Indebtedness and other secured obligations of the Issuer (including obligations with respect to Working Capital Financing Lines and Floor Plan Financing Lines) will be effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

Liabilities of Subsidiaries versus Notes

      A substantial portion of the Issuer’s operations are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries that are not Subsidiary Guarantors, including trade creditors and creditors holding Indebtedness or Guarantees issued by such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Issuer’s creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) of the Issuer’s Subsidiaries that are not Subsidiary Guarantors.

      Several of the Issuer’s Subsidiaries, including Moduline Industries (Canada), Ltd. and Champion Development Corp. and its Subsidiaries, will not be Subsidiary Guarantors. In addition, any Special Purpose Vehicles the Issuer may form in the future will not be Guarantors.

      As of March 30, 2002, Subsidiaries that will not be Subsidiary Guarantors had approximately $3.5 million principal amount of Indebtedness outstanding. Although the Indenture limits the Incurrence of Indebtedness and Preferred Stock by certain of Parent’s and the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the Incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

Subsidiary Guarantees

      Each of Parent’s existing and future Restricted Subsidiaries (other than the Issuer or any Foreign Subsidiary of Parent), and any other Person (including Foreign Subsidiaries of Parent), that provides a Guarantee in connection with any Indebtedness of Parent, the Issuer or any Subsidiary Guarantor outstanding at any time, will jointly and severally Guarantee, on a senior unsecured basis, the Issuer’s obligations under the notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent such Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. These Restricted Subsidiaries will also Guarantee Parent’s 2009 notes on a subordinated basis to the notes and the Subsidiary Guarantees.

      The Subsidiary Guarantors are: A-1 Champion GP, Inc.; A-1 Homes Group, L.P.; Alpine Homes, Inc.; American Transport, Inc.; Art Richter Insurance, Inc.; Auburn Champ, Inc.; Builders Credit Corporation; CAC Funding Corporation; Care Free Homes, Inc.; Central Mississippi Manufactured Housing, Inc.; Champion Financial Corporation; Champion GP, Inc.; Champion Retail, Inc.; Champion Home Communities, Inc.; Champion Motor Coach, Inc.; Chandeleur Homes, Inc.; CHI, Inc.; Cliff Ave. Investments, Inc.; Crest Ridge Homes, Inc.; Crestpointe Financial Services, Inc.; Dutch Housing, Inc.; Factory Homes Outlet, Inc.; Fleming County Industries, Inc.; Gateway Acceptance Corp.; Gateway Mobile & Modular Homes, Inc.; Gateway Properties Corp.; Gem Homes, Inc.; Genesis Home Centers, Limited Partnership; Grand Manor, Inc.; Heartland Homes, L.P.; HomePride Finance Corp.; Homes America Finance, Inc.; Homes America of Arizona, Inc.; Homes America of California, Inc.; Homes America of Oklahoma, Inc.; Homes America of Utah, Inc.; Homes America of Wyoming, Inc.; Homes of Kentuckiana, L.L.C.; Homes of Legend, Inc.; Homes of Merit, Inc.; I.D.A., Inc.; Iseman Corp.; Lamplighter Homes, Inc.; Lamplighter Homes (Oregon), Inc.; Manufactured Housing of Louisiana, Inc.; Moduline International, Inc.; Northstar Corporation; Philadelphia Housing Center, Inc.; Prairie Ridge, Inc.; Redman Business Trust; Redman Homes Management Company, Inc.; Redman Homes, Inc.; Redman Industries, Inc.; Redman Investment, Inc.; Redman Management Services Business Trust; Redman Retail, Inc.; Regency Supply Company, Inc.; San Jose

Advantage Homes, Inc.; Service Contract Corporation; Southern Showcase Finance, Inc.; Southern Showcase Housing, Inc.; Star Fleet, Inc.; The Okahumpka Corporation; Trading Post Mobile Homes, Inc.; U.S.A. Mobile Homes, Inc.; Victory Investment Company; Western Homes Corporation; and Whitworth Management, Inc.

Certain Covenants

Incurrence of Indebtedness and Issuance of Preferred Stock

      Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Debt) and Parent shall not issue any Disqualified Stock, and shall not permit any Restricted Subsidiary to issue any shares of Preferred Stock; provided, however, that Parent may Incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Issuer and any Restricted Subsidiaries which are Subsidiary Guarantors may Incur Indebtedness (including Acquired Debt) if Parent’s Fixed Charge Coverage Ratio for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock is issued would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

      The provisions of the first paragraph of this covenant shall not apply to the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) so long as no Default has occurred and is continuing or would be caused thereby:

(1) the Incurrence by Parent, the Issuer or any Subsidiary Guarantor of Indebtedness under Working Capital Financing Lines, the proceeds of which may be used only for working capital purposes and to fund interest and mandatory principal payments when due on Indebtedness; provided, however, that the aggregate principal amount of all such Indebtedness Incurred pursuant to this clause (1), does not exceed the then current Borrowing Base;

(2) the Incurrence by Parent and the Restricted Subsidiaries of the Existing Indebtedness;

(3) the Incurrence by the Issuer of Indebtedness represented by the outstanding notes, the exchange notes and any exchange notes with respect to Additional Notes Incurred in accordance with the terms of the Indenture and the Incurrence by Parent of its Guarantee and by the Subsidiary Guarantors of the Subsidiary Guarantees in respect of the outstanding notes, exchange notes and any Additional Notes Incurred in accordance with the terms of the Indenture;

(4) the Incurrence by Parent or any Restricted Subsidiary of Indebtedness Incurred under any Warehouse Facility, provided that (A) such Warehouse Facility is rated A2 (or the equivalent successor ranking) or better by Moody’s or A (or the equivalent successor rating) or better by S&P and (B) the amount of such Indebtedness (excluding funding drafts issued thereunder) outstanding at any time pursuant to this clause (4) may not exceed 90% of the principal amount of Financial Assets consisting of obligations for the payment of money (including capitalized lease obligations) securing Indebtedness thereunder plus 90% of the value of other assets or property (other than supporting obligations and collateral supporting or securing such Financial Assets) securing Indebtedness thereunder; provided, however, that the aggregate principal amount of all such Indebtedness outstanding at any time and Incurred pursuant to this clause (4) does not exceed $200.0 million;

(5) the Incurrence by Parent, the Issuer or any of their respective Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was Incurred under the first paragraph of this covenant or clauses (2), (3) or (4) of this paragraph or this clause (5);

(6) subject to the provisions of the “No Senior Guarantees of Parent Indebtedness” below, the Incurrence by Parent, the Issuer or any of their respective Restricted Subsidiaries of intercompany

Indebtedness or Preferred Stock between or among Parent, the Issuer and any of their respective Restricted Subsidiaries that are Subsidiary Guarantors; provided, however, that

(a) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes and the Indenture,

(b) if Parent is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of Parent’s Guarantee of the notes,

(c) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of such Subsidiary Guarantor’s Subsidiary Guarantee; and

(d) (I) any subsequent event or issuance or transfer of Equity Interests that results in any such Indebtedness or Preferred Stock being held by a Person other than Parent, the Issuer or a Subsidiary Guarantor and (II) any sale or other transfer of any such Indebtedness or Preferred Stock to a Person that is not Parent, the Issuer or a Subsidiary Guarantor shall be deemed, in each case, to constitute an Incurrence of such Indebtedness or Preferred Stock by Parent, the Issuer or such Subsidiary Guarantor, as the case may be, that was not permitted by this clause (6);

(7) the Incurrence by Parent or any Restricted Subsidiary of Hedging Obligations in the ordinary course of business consistent with industry practices for the purpose of fixing or hedging currency, commodity or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding in connection with the conduct of their respective businesses) and not for speculative purposes;

(8) the Incurrence by Parent or any Restricted Subsidiary of Guarantees of Indebtedness of the Issuer or a Restricted Subsidiary that was permitted to be Incurred by another provision of this “— Incurrence of Indebtedness and Issuance of Preferred Stock” covenant; provided, however, that neither the Issuer nor any Subsidiary Guarantor may Guarantee any Indebtedness of Parent other than with respect to a Guarantee that is subordinated in right of payment in full to the notes and the Subsidiary Guarantees;

(9) the Incurrence of Indebtedness of Parent or any Restricted Subsidiary Incurred in respect of performance bonds, bankers’ acceptances and letters of credit in the ordinary course of business consistent with industry practices, including Indebtedness evidenced by letters of credit or surety bonds issued in the ordinary course of business consistent with industry practices to support the insurance or self-insurance obligations of Parent or any Restricted Subsidiary (including to secure workers’ compensation and other similar insurance coverages), but excluding letters of credit issued in respect of or to secure money borrowed;

(10) the Incurrence by Parent or any Restricted Subsidiary of Indebtedness under repurchase agreements entered into in the ordinary course of business consistent with customary industry practices in connection with floor-plan financing arrangements;

(11) the Incurrence by Parent, the Issuer or any Subsidiary Guarantor of Indebtedness under Floor Plan Financing Lines in the ordinary course of business and consistent with past practices;

(12) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by Parent or any Restricted Subsidiary (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Parent or any Restricted Subsidiary); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, Parent would have been able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant; and

(13) the Incurrence by Parent, the Issuer or any Subsidiary Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any other Indebtedness Incurred pursuant to this clause (13), not to exceed $30.0 million.

      For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above as of the date of Incurrence thereof or is entitled to be Incurred pursuant to the first paragraph of this covenant as of the date of Incurrence thereof, the Issuer shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Indebtedness in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock shall not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for the purposes of this covenant.

No Senior Guarantees of Parent Indebtedness

      The Issuer will not, and Parent will not permit any Restricted Subsidiary to, directly or indirectly, Guarantee any Indebtedness Incurred by Parent (other than (1) the Subsidiary Guarantees with respect to the outstanding notes, exchange notes and any Additional Notes issued in accordance with the Indenture and (2) Guarantees that are expressly subordinated to the prior payment in full in cash of the notes and Subsidiary Guarantees) and Parent will not, and will not permit any Restricted Subsidiary to, incur any Liens or otherwise secure any Indebtedness Incurred by Parent (other than the Subsidiary Guarantees with respect to the notes).

Restricted Payments

      Parent will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time of such Restricted Payment and after giving pro forma effect thereto:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Parent would not have been entitled, assuming such Restricted Payment had been made at the beginning of the applicable four-quarter period, to Incur an additional $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(a) 50% of Parent’s Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are publicly available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by Parent after the Issue Date from the issuance or sale of Parent’s Capital Stock (other than Disqualified Stock) or from the issuance or sale of Disqualified Stock to the extent that it has been converted or exchanged into Capital Stock (other than Disqualified Stock) of Parent (in each case, other than an issuance or sale to a Subsidiary of Parent) and 100% of any cash capital contribution received by Parent from its shareholders subsequent to the Issue Date; plus

(c) the amount by which Indebtedness of Parent or any Restricted Subsidiary is reduced on Parent’s or such Restricted Subsidiary’s most recent balance sheet upon the conversion or exchange (other than by a Subsidiary of Parent) subsequent to the Issue Date of any such Indebtedness convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Parent (less the amount of any cash, or the fair value of any other property, distributed by Parent or any Restricted Subsidiary upon such conversion or exchange); plus

(d) an amount equal to the sum of

(I) the net reduction in the Investments (other than Permitted Investments) made by Parent or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital, in each case received by Parent or any Restricted Subsidiary; and

(II) to the extent such Person is an Unrestricted Subsidiary of Parent, the portion (proportionate to the equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary of Parent; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by Parent or any Restricted Subsidiary, in such Person or Unrestricted Subsidiary; plus

(e) 100% of the aggregate net cash proceeds received by Parent subsequent to the Issue Date from any Person (other than a Subsidiary of Parent) upon the exercise of any options, warrants or rights to purchase Capital Stock (other than Disqualified Stock) of Parent.

      The preceding provisions will not prohibit:

(A) any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of Parent (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Parent) or a substantially concurrent cash capital contribution received by Parent from its shareholders; provided, however, that (x) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (y) the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(b) above;

(B) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(C) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(D) so long as no Default under clause (1) or (2) of the definition of “Event of Default” has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of Parent or any of its Subsidiaries from employees, former employees, directors or former directors of Parent or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Parent under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $2.0 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(E) Restricted Payments that, when taken together with all other Restricted Payments made pursuant to this clause (E) in an aggregate amount since the Issue Date, do not exceed $2.0 million;

(F) Restricted Payments made in connection with Refinancing Indebtedness with the proceeds of Permitted Refinancing Indebtedness;

(G) Restricted Payments in connection with purchase price adjustments, contingent purchase price payments or other earnout payments, contingent or otherwise, with respect to transactions consummated by Parent or its Subsidiaries prior to the Issue Date;

(H) the payment of any dividend or other distribution by a Restricted Subsidiary of Parent to holders of its Equity Interests on a pro rata basis;

(I) any payments by Parent with respect to the Existing Preferred Stock, in accordance with the terms of the Existing Preferred Stock; and

(J) Restricted Payments from any Restricted Subsidiary to Parent for the purpose of satisfying Parent’s ordinary course obligations, including general corporate expenses and obligations and obligations under the 2009 Notes; provided, however, that at the time of payment of such Restricted Payment, no Default under clause (1) or (2) of the definition of “Event of Default” shall have occurred and be continuing (or result therefrom); provided further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

      Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay

(a) dividends or make any other distributions to Parent or any Restricted Subsidiary (I) on its Capital Stock or (II) with respect to any other interest or participation in, or measured by, its profits, or

(b) any Indebtedness owed to Parent or any Restricted Subsidiary;

(2) make loans or advances to Parent or any Restricted Subsidiary; or

(3) transfer any of its properties or assets to Parent or any Restricted Subsidiary;

except for such encumbrances or restrictions existing under or by reason of:

(a) Existing Indebtedness as in effect on the Issue Date, including Indebtedness under the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Existing Indebtedness as in effect on the Issue Date;

(b) any encumbrance or restriction contained in any Working Capital Financing Lines or Warehouse Facilities permitted under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant or in any agreement pursuant to which any such Working Capital Financing Lines or Warehouse Facilities were Incurred; or

(c) the Indenture and the notes;

(d) applicable law or by judicial or regulatory action;

(e) any instrument governing Indebtedness or Capital Stock of a Person acquired by Parent or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such

Indebtedness was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, however, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be Incurred;

(f) by reason of customary non-assignment provisions in contracts or leases entered into in the ordinary course of business consistent with industry practices;

(g) purchase money obligations for property acquired in the ordinary course of business consistent with industry practices that impose restrictions of the nature described in clause (3) above on the property so acquired;

(h) Indebtedness of the Issuer or Subsidiary Guarantors, provided that such Indebtedness was permitted to be Incurred pursuant to the Indenture;

(i) Permitted Refinancing Indebtedness, provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(j) customary restrictions on transfers of property subject to a Lien permitted under the Indenture;

(k) customary restrictions contained in an agreement for the sale or disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Capital Stock or assets to be sold);

(l) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business consistent with industry practices, provided that such restrictions do not materially impair the Issuer’s ability to pay interest on and repay the notes as and when the same become due and payable;

(m) provisions with respect to the pro rata disposition or distributions of assets or property in accordance with joint venture agreements and similar agreements;

(n) any encumbrance or restriction in effect on the Issue Date; or

(o) any encumbrance or restriction contained in agreements and related documents governing or pertaining to Securitization Transactions.

Transactions with Affiliates

      Parent will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of any such Person (each of the foregoing, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person; and

(2) Parent delivers to the Trustee

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of its Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors, and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an investment banking firm (or, if an investment banking firm is generally not qualified to give such an opinion, by an appraisal firm) of national standing;

provided, however, that none of the following shall be deemed to be Affiliate Transactions:

(I) any employment agreement entered into by Parent or any Restricted Subsidiary in the ordinary course of business consistent with industry practices and any contract, agreement or understanding with, or for the benefit of, or plan for the benefit of, employees of Parent and its Restricted Subsidiaries generally (in their capacities as such), which contract, agreement, understanding or plan is entered into, made or adopted in the ordinary course of business consistent with industry practices and with the approval of Parent’s Board of Directors;

(II) transactions between or among Parent and/or its Restricted Subsidiaries that are Subsidiary Guarantors;

(III) any sale or other issuance of Equity Interests (other than Disqualified Stock) of Parent;

(IV) Restricted Payments that are permitted by the covenant described above under the “Restricted Payments” covenant;

(V) fees and compensation paid to members of the Board of Directors of Parent and of its Restricted Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary;

(VI) advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business consistent with industry practices;

(VII) advancements of fees and expenses, and indemnity payments to or provided on behalf of, officers, directors or employees of Parent or any Restricted Subsidiary, either (i) in the ordinary course of business or (ii) as determined in any other case by the Board of Directors of Parent or such Restricted Subsidiary, to the extent that in either case (i) or (ii) such fees, expenses and indemnities are reasonable and customary; and

(VIII) transactions between Parent and/or any Restricted Subsidiary and a Special Purpose Vehicle in connection with Securitization Transactions.

Liens

      Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Subsidiary), other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with or prior to pari passu obligations and prior to all Subordinated Obligations so secured for so long as such obligations are so secured.

      Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Sale and Leaseback Transactions

      Parent will not, and will not permit any Restricted Subsidiary to, enter into any Sale/ Leaseback Transaction with respect to any property unless:

(1) Parent or such Restricted Subsidiary would be entitled to Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/ Leaseback Transaction pursuant to the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(2) the Net Proceeds received by Parent or such Restricted Subsidiary in connection with such Sale/ Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors of Parent) of such property; and

(3) the Net Proceeds of such transaction are applied in compliance with provisions described under “Mandatory Redemptions; Offers to Purchase; Open Market Purchases — Asset Sales.”

Merger and Consolidation

      The Issuer will not merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its assets in any one transaction or series of transactions other than a merger of a Restricted Subsidiary into the Issuer where the Issuer is the surviving Person or the Restricted Subsidiary is the Surviving Person and it shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the notes and the Indenture.

      Parent will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not Parent) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Parent under its Guarantee of the notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, the Successor Company would have had a Fixed Charge Coverage Ratio of not less than 2.0 to 1;

(4) Parent shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to Parent merging with an Affiliate other than the Issuer or any Subsidiary of the Issuer solely for the purpose and with the sole effect of reincorporating Parent in another U.S. jurisdiction.

      The Successor Company will be the successor to Parent and shall succeed to, and be substituted for, and may exercise every right and power of, Parent under the Indenture and the Guarantee and Parent, except in the case of a lease, shall be released from the obligations under the Guarantee and the Indenture.

      Parent will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person other than to the Issuer or any Subsidiary Guarantor unless:

(1) except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to Parent or an Affiliate of Parent), whether through a merger, consolidation or sale of

Capital Stock or assets, if in connection therewith Parent provides an officers’ certificate to the Trustee to the effect that Parent will, and will cause the Restricted Subsidiaries to, comply with the obligations under the provisions described under “Mandatory Redemption; Offers to Purchase; Open Market Purchases — Asset Sales” and the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Issuer delivers to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

Future Subsidiary Guarantors

      Parent will cause each existing and future Restricted Subsidiary (other than the Issuer or any Foreign Subsidiary of Parent), and any other Person (including Foreign Subsidiaries of Parent), that provides a Guarantee in connection with any Indebtedness of Parent, the Issuer or any Subsidiary Guarantor outstanding at any time, to execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary or Person, as the case may be, will Guarantee payment of the notes on a senior basis and on the same terms and conditions as those set forth in the Indenture; provided that (i) if a Subsidiary Guarantor ceases to be a guarantor under the Indebtedness of the Parent, the Issuer or the Subsidiary Guarantor pursuant to which it became a Subsidiary Guarantor in accordance with this covenant, such Subsidiary Guarantor shall be deemed released from all obligations under its Subsidiary Guarantee (so long as such Subsidiary Guarantor has not provided any other Guarantee in connection with any other Indebtedness of the Parent, the Issuer or any other Subsidiary Guarantor outstanding at any time ranking pari passu or junior in right of payment with the notes or the Subsidiary Guarantee of the notes) and (ii) a Subsidiary Guarantor shall be automatically and unconditionally released and discharged under the circumstances described under “Merger and Consolidation” in respect of a disposition of a such Subsidiary Guarantor.

Business Activities

      Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any line of business other than a Permitted Business, except to such extent as would not be material to Parent and the Restricted Subsidiaries taken as a whole.

Reports

      The Indenture will provide that whether or not the Issuer is required by the rules and regulations of the SEC, so long as any notes are outstanding, the Issuer will furnish to each of the Holders of notes

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such financial information, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Issuer any consolidated Restricted Subsidiaries, and, with respect to the annual information only, reports thereon by the Issuer’s independent public accountants (which shall be firm(s) of established national reputation) and

(2) all information that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports;

provided, however, that comparable reports and filings by the Parent will satisfy the Issuer’s obligations under this “Reports” covenant if such reports satisfy the requirements under the rules and regulations of the SEC with respect to the presentation of financial information of the Issuer and the Subsidiary Guarantors.

      In addition, whether or not required by the rules and regulations of the SEC, Parent and the Issuer shall file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Defaults

      Each of the following is an Event of Default:

(1) a default in the payment of interest on the notes when due, continued for 30 days;

(2) a default in the payment of principal of and premium, if any, on any note when due at its Stated Maturity, upon optional redemption, upon declaration or otherwise;

(3) the failure by either Parent or the Issuer to comply with its obligations under the “Merger and Consolidation” covenant or failure by Parent or any of its Restricted Subsidiaries to comply with the “No Senior Guarantees of Parent Indebtedness” covenant above;

(4) the failure by either Parent or the Issuer to comply for 30 days after notice with any of its obligations in the covenants described above under “Mandatory Redemption; Offers to Purchase; Open Market Purchases — Change of Control” or “— Asset Sales” (other than a failure to purchase notes) or under the “Incurrence of Indebtedness” covenant, “Restricted Payments” covenant, “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant, “Affiliate Transactions” covenant, “Liens” covenant, “Sale and Leaseback Transactions” covenant, “Future Guarantors” covenant or “Business Activities” covenant;

(5) the failure by either Parent or the Issuer, as applicable, to comply for 60 days after notice with its obligations under the “Reports” covenant or other obligations under the Indenture, other than with respect to the provisions relating to clauses (1), (2), (3) and (4) above;

(6) Indebtedness of Parent, the Issuer or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million and such default continues for ten days after notice (the “cross acceleration provision”);

(7) any final judgment or decree for the payment of money in excess of $10.0 million (net of applicable insurance coverage) is entered against Parent, the Issuer or a Significant Subsidiary and remains undischarged, unwaived or unstayed for a period of 60 consecutive days following the date on which the right to appeal such judgment has expired or becomes subject to an enforcement proceeding (the “judgment default provision”);

(8) certain events of bankruptcy, insolvency or reorganization of Parent, the Issuer or a Significant Subsidiary (the “bankruptcy provisions”); or

(9) Parent’s Guarantee of the notes or any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of the Indenture or such Guarantee or Subsidiary Guarantee) or Parent or any Subsidiary Guarantor denies or disaffirms its obligations under its Guarantee or Subsidiary Guarantee, as applicable (the “guarantee provisions”).

      However, a default under clauses (4), (5), (6) or (7) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the notes outstanding notify the Issuer of the default and Parent or the Issuer does not cure such default within the time specified after receipt of such notice.

      If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the notes outstanding may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Parent, the Issuer or a Subsidiary Guarantor that is a Significant Subsidiary occurs and is continuing, the principal of and interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the notes outstanding may rescind any such acceleration with respect to the notes and its consequences.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the notes outstanding have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the notes outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period.

      Subject to certain restrictions, the holders of a majority in principal amount of the notes outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the Trustee in personal liability.

      If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers of the certificate know of any Default that occurred during the previous year. The Issuer is also required to deliver to the Trustee, within 30 days after its occurrence, written notice of any event which would constitute certain Defaults, its status and what action Parent or the Issuer is taking or proposes to take in respect of the event.

      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Parent or the Issuer with the intention of avoiding payment of the premium that the Issuer would have had to pay upon an optional redemption of the notes or otherwise, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon acceleration of the notes.

Amendments and Waivers

      Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding.

However, without the consent of each holder of a note affected thereby, an amendment may not, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) reduce the principal of or extend the Stated Maturity of any note;

(4) reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under “— Optional Redemption” above;

(5) make any note payable in money other than that stated in the note;

(6) impair the right of any holder of the notes to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes, Parent’s Guarantee of the notes or any Subsidiary Guarantee;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any note that would adversely affect the holders; or

(9) make any change in Parent’s Guarantee of the notes or any Subsidiary Guarantee that would adversely affect the holders.

      Notwithstanding the preceding, without the consent of any holder of the notes, Parent, the Issuer, the Subsidiary Guarantors and Trustee may amend the Indenture, Parent’s Guarantee of the notes or any Subsidiary Guarantee:

(a) to cure any ambiguity, omission, defect or inconsistency;

(b) to provide for the assumption by a successor Person of the obligations of the Issuer under the Indenture or Parent under its Guarantee of the notes;

(c) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(d) to add Guarantees, including Subsidiary Guarantees, with respect to the notes or to release Subsidiary Guarantors from Subsidiary Guarantees as provided by the terms of the Indenture or to secure the notes;

(e) to add to the covenants of Parent or the Restricted Subsidiaries for the benefit of the holders of the notes or to surrender any right or power conferred upon Parent or any Restricted Subsidiary;

(f) to make any change that does not adversely affect the rights of any holder of the notes; or

(g) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

      The consent of the holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

      After an amendment under the Indenture becomes effective, the Issuer is required to mail to holders of the notes a notice briefly describing such amendment; provided, however, that, if the amendment relates solely to the addition of one or more Subsidiary Guarantors, such notice shall not be required. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

      At any time, the Issuer may terminate all of its obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

      In addition, at any time the Issuer may terminate its obligations and the obligations of Parent under the covenants described under “— Certain Covenants” (other than the “Merger and Consolidation” covenant), the operation of the cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provisions and the guarantee provisions described under “— Defaults” above and the limitations contained in clauses (2) and (3) under the “Merger and Consolidation” covenant above (“covenant defeasance”).

      The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default. If the Issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clauses (4), (5), (6), (7), (8) (with respect only to Significant Subsidiaries) or (9) under “— Defaults” above or because of the failure of Parent to comply with clauses (2) and (3) under the “Merger and Consolidation” covenant above. If the Issuer exercises either its legal defeasance option or its covenant defeasance option, Parent will be released from all its Guarantee of the notes and each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee.

      In order to exercise either of its defeasance options, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money sufficient or U.S. Government Obligations, the principal of and interest on which when due, will be sufficient, or a combination thereof, sufficient for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law).

Concerning the Trustee

      Bank One Trust Company, N.A. is to be the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the notes.

      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

      The holders of a majority in principal amount of the notes outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of Parent, the Issuer or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Issuer under the notes, the Indenture, Parent’s Guarantee of the notes or any Subsidiary Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Governing Law

      The Indenture, the notes, Parent’s Guarantee of the notes and each Subsidiary Guarantee will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; provided, however, that any such Indebtedness that is redeemed, defeased, retired or otherwise repaid at the time of or immediately following consummation of the transaction by which such Person becomes or merges with or into Parent or a Restricted Subsidiary shall not be Acquired Debt, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided, however, that any such Indebtedness that is redeemed, defeased, retired or otherwise repaid at the time of or immediately following consummation of the transaction by which such asset is acquired shall not be Acquired Debt.

      “Affiliate” of any specified Person means

(1) any other Person, directly or indirectly, controlling or controlled by or

(2) under direct or indirect common control with such specified Person.

      For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control. The terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Asset Sale” means

(1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business consistent with industry practices; provided, however, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Parent and Restricted Subsidiaries taken as a whole will be governed by the provisions described above under “Mandatory Redemption; Offers to Purchase; Open Market Purchases — Change of Control” and under the “Merger and Consolidation” covenant and not by the provisions described above under the caption “Mandatory Redemption; Offers to Purchase; Open Market Purchases — Asset Sales”; and

(2) the issue or sale by Parent or any Restricted Subsidiary of Equity Interests of any Restricted Subsidiary,

in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions

(a) that have a fair market value in excess of $1.0 million or

(b) for Net Proceeds in excess of $1.0 million.

      Notwithstanding the foregoing, none of the following shall constitute Asset Sales:

(I) sales, leases, conveyances or other dispositions of assets (i) by Parent or the Issuer to a Subsidiary Guarantor, (ii) by a Restricted Subsidiary to the Issuer or to a Subsidiary Guarantor or (iii) by a Restricted Subsidiary that is not a Subsidiary Guarantor to another Restricted Subsidiary that is not a Subsidiary Guarantor;

(II) issuances or sales of Equity Interests (i) by a Restricted Subsidiary to the Issuer, (ii) by a Restricted Subsidiary to a Subsidiary Guarantor or (iii) by a Restricted Subsidiary that is not a Subsidiary Guarantor to another Restricted Subsidiary that is not Subsidiary Guarantor;

(III) Restricted Payments that are permitted by the “Restricted Payments” covenant;

(IV) sales, leases, conveyances or other dispositions of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer either used or useful in the business of Parent or any Restricted Subsidiary;

(V) sales, leases, conveyances or other dispositions of unused equipment and surplus real property for Net Proceeds not to exceed $2.0 million in the aggregate for all such transactions; provided, however, that Parent or the applicable Restricted Subsidiary shall have received at least the fair market value of the property disposed of pursuant to this clause (V);

(VI) sales, conveyances or other dispositions in the ordinary course of business and for value of Financial Assets by Parent or any Subsidiary of Parent in connection with any Securitization Transaction; and

(VII) sales or other dispositions of Cash or Cash Equivalents.

      “Attributable Debt” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended). The term “net rental payments” under any lease for any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges. Attributable Debt may be reduced by the present value of the rental obligations, calculated on the same basis, that any sublessee has for all or part of the applicable property.

      “Board of Directors” means the Board of Directors of the applicable Person or any committee thereof duly authorized to act on behalf of such Board.

      “Borrowing Base” means the sum of:

(1) 60% of the lesser of the wholesale invoice and expected sale price of the completed manufactured homes inventory of Parent and its Restricted Subsidiaries;

(2) 60% of the lesser of the market value and book value of the other inventory of Parent and its Restricted Subsidiaries; and

(3) 75% of the book value of the accounts receivable of Parent and its Restricted Subsidiaries;

provided, however, that the value of any inventory in the case of clauses (1) and (2) and of accounts receivable in the case of clause (3) that is subject to a Lien with respect to Indebtedness other than under Working Capital Financing Lines shall be excluded from the total book value of such inventory and accounts receivable when calculating the Borrowing Base.

      “Business Day” means each day which is not a Legal Holiday.

      “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

      “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers’ acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or one of the two highest ratings from Standard & Poor’s with maturities of not more than six months from the date of acquisition; and

(6) securities issued by any fund with total assets in excess of $500.0 million that invests at least 85% of its assets in investments of the types described in clauses (1) through (5) above.

      “Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Parent and its Restricted Subsidiaries, taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of Parent or the Issuer;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that the Parent has knowledge that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the total of the Voting Stock of Parent (measured by voting power rather than number of shares);

(4) individuals who on the Issue Date constituted the Board of Directors of Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Parent was approved by a vote of a majority of the directors of Parent then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute the majority of the members of the Board of Directors of Parent; or

(5) Parent consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

      The use of the term “all or substantially all” in provisions of the Indenture such as clause (5) of the definition of “Change of Control” and under “— Merger and Consolidation” has no clearly established meaning under New York law, which governs the Indenture, and has been the subject of limited judicial interpretation in only a few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether any particular transaction would involve a disposition of “all or substantially all” of the assets of a person, which uncertainty should be considered by prospective purchasers of the notes.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (each to the extent included or deducted, as the case may be, in calculating such Consolidated Net Income and determined in accordance with GAAP) the sum for such period, without duplication, of:

(1) an amount equal to any extraordinary loss plus any net gain realized in connection with an Asset Sale;

(2) provision for state single business taxes and taxes based on income or profits of such Person and its Restricted Subsidiaries;

(3) consolidated interest expense of such Person and its Restricted Subsidiaries, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and

(4) depreciation, amortization and other non-cash expenses (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period or that will be paid prior to the maturity of the notes and excluding charges for goodwill impairment charges to the extent such amounts have been added to Consolidated Net Income in accordance with clause (4) of the definition thereof) of such Person and its Restricted Subsidiaries; minus

(5) non-cash items increasing such Consolidated Net Income (other than items that were accrued in the ordinary course of business consistent with industry practices).

Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Parent only to the extent (and in same proportion) that the net income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to Parent by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

      “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); provided, however, that

(1) the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary that is a Subsidiary Guarantor,

(2) the net income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders,

(3) the net income (but not loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and

(4) any deduction from net income for goodwill impairment charges shall be added to net income for the purpose of calculating Consolidated Net Income, and

(5) the cumulative effect of a change in accounting principles shall be excluded.

      “Consolidated Tangible Assets” means, with respect to Parent and its Restricted Subsidiaries, the total consolidated assets of Parent and its Restricted Subsidiaries, less applicable reserves and all goodwill, trade names, trademarks and any other intangible assets, all as set forth on the consolidated balance sheet of Parent and such Restricted Subsidiaries for the most recently completed fiscal quarter for which financial statements are publicly available and calculated in accordance with GAAP.

      “Credit Facilities” means one or more debt facilities with banks or other institutional lenders, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

      “Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that the Existing Preferred Stock shall not be considered to be Disqualified Stock.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Existing Indebtedness” means the Indebtedness of Parent, the Issuer and their Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

      “Existing Preferred Stock” means up to 35,000 shares of Parent’s Series C 5% Cumulative Convertible Preferred Stock, with a stated value per share of $1,000, and the related warrant dated March 29, 2002 for 1,082,720 shares of Parent’s common stock, par value $1.00 per share, subject to adjustment, and up to 32,000 shares of Parent’s Series B 5% Cumulative Convertible Preferred Stock, with a stated value of $1,000 per share, each as provided for in the Agreements between Parent and Fletcher International, Ltd. dated June 29, 2001 and March 29, 2002.

      “Financial Assets” means mortgages, instruments, promissory notes, chattel paper, purchase-money obligations, installment sales contracts, rights to receive rent and other rights to payment of money, in each case owing to Parent or any Subsidiary, or any interest in any of the foregoing, together in each case with any collections or other proceeds thereof, any and all lockboxes and collection or deposit accounts related thereto, and any and all collateral, guaranties, security agreements, mortgages, leases or other property or claims supporting or securing payment by any obligor thereon or providing for rights against property.

      “Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, in each case, on a consolidated basis and in accordance with GAAP, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period;

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries; and

(4) the product of

(a) all dividend payments, whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock), times

(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal (other than dividend payments that are deductible for income tax purposes, in which case the denominator for such dividend payments shall be one).

      “Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that Parent, the Issuer or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings under any Working Capital Financing Lines or Floor-Plan Financing Plans) or issues Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,

(1) acquisitions that have been made by Parent, the Issuer or any of their Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

      “Floor-Plan Financing Lines” means Indebtedness in the form of mortgage financings or purchase money obligations used solely to fund working capital or the acquisition of the same or similar property; provided, however, that such Indebtedness (i) is provided by a Person that is not an Affiliate of the Issuer, (ii) is secured by otherwise unencumbered retail inventory, related property and equipment and the proceeds thereof of the Issuer or any Restricted Subsidiary and (iii) which otherwise constitutes Non-Recourse Debt.

      “Foreign Subsidiary” means any Restricted Subsidiary not created or organized in the United States or any state thereof or the District of Columbia.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business consistent with industry practices. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

      “Guaranty Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Person Guarantees the Issuer’s obligations with respect to the notes on the terms provided in the Indenture.

      “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

      “Holder” or “Noteholder” means the Person in whose name a note is registered on the Registrar’s books.

      “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of Parent (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

      “Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of

(a) indebtedness of such Person for money borrowed and

(b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person (contingent or otherwise) issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business consistent with industry practices);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business consistent with industry practices of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to any Preferred Stock (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and with respect to contingent obligations, the amount of liability required by GAAP to be accrued or reflected on the most recently published balance sheet of such Person.

      “Interest Rate Agreement” means, in respect of a Person, any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

      “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other Obligations), advances of assets or capital contributions (excluding commission, travel and entertainment, moving, and similar advances to officers and employees made in the ordinary course of business consistent with industry practices), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Parent or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Restricted Subsidiary, Parent or such Restricted Subsidiary, as applicable, shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the “Restricted Payments” covenant.

      “Issue Date” means the date on which the notes are originally issued.

      “Legal Holiday” is a Saturday, a Sunday, a day on which banking institutions are not required to be open in the State of New York or any day on which the Federal Reserve System Fedwire is not scheduled to be operational.

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

      “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

      “Net Proceeds” means the aggregate cash proceeds or Cash Equivalents received by Parent or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of all costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and brokers fees, and sales and underwriting commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

      “Non-Recourse Debt” means, with respect to any Person, Indebtedness (or any portion thereof) of such Person for which the sole legal recourse for collection of principal, premium, and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness, which property was acquired with the proceeds of such Indebtedness or such Indebtedness was Incurred within 180 days after the acquisition of such property, without any liability on the part of any such Person for any deficiency with respect to principal, premium or interest; provided, however, that Indebtedness that is otherwise Non-Recourse Debt will not lose its character as Non-Recourse Debt because there is recourse to the borrower, any guarantor or any other Person for (a) environmental warranties and indemnities or (b) indemnities for and liabilities arising from fraud, misrepresentation, waste, mechanics’ liens and misapplication or non-payment of rents, profits, insurance, condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender.

      “Paying Agent” means, initially, the Trustee.

      “Permitted Business” means the lines of business conducted or proposed to be conducted by Parent and its Subsidiaries on the Issue Date and businesses reasonably related thereto, including financing of products and services to be provided by a Subsidiary of Parent, as determined in good faith by the Board of Directors of Parent and the Issuer and evidenced by a resolution of the Board of Directors.

      “Permitted Investments” means an Investment by Parent, the Issuer or any Restricted Subsidiary:

(1) in a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, a Restricted Subsidiary;

(3) in cash and Cash Equivalents;

(4) in Hedging Obligations;

(5) existing on the Issue Date;

(6) through the acquisition of any assets or inventory in fulfillment of the obligations of Parent or any Restricted Subsidiary to repurchase assets or inventory in the ordinary course of business consistent with industry practices;

(7) in receivables owing to Parent or any Restricted Subsidiary if created or acquired in the ordinary course of business consistent with industry practices and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Parent or any such Restricted Subsidiary deems reasonable under the circumstances;

(8) in loans or advances to retailers in the ordinary course of business consistent with industry practices and not to exceed $5.0 million outstanding at any one time;

(9) in Financial Assets originated by any Person in connection with the financing of the sale or lease of products or services by Parent or any Restricted Subsidiary or any similar products or services by another Person provided that the principal amount (including the capitalized portion of leases) of such Financial Assets does not exceed the sales price of the underlying products or services at the time of such Investment;

(10) in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business consistent with industry practices;

(11) in loans or advances to employees made in the ordinary course of business consistent with industry practices of Parent or such Restricted Subsidiary; provided, however, that Parent or such Restricted Subsidiary may make up to $2.0 million of loans or advances to employees in the ordinary course of business regardless of industry practices of Parent or such Restricted Subsidiary;

(12) in stock, obligations or securities received in settlement of debts owing to Parent or any Restricted Subsidiary or in satisfaction of judgments;

(13) in any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Sale as permitted pursuant to the provisions described under “Mandatory Redemption; Offers to Purchase; Open Market Purchases — Asset Sales” above;

(14) acquired by Parent or any Restricted Subsidiary

(a) in exchange for any other Investment or accounts receivable held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or

(b) as a result of a foreclosure by Parent or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(15) in assets used or useful in, or any Person engaged in, a Permitted Business, provided however, that the fair market value of such assets (measured as of the date made and without giving effect to subsequent changes in value), together with all other Investments pursuant to this clause (15), shall not exceed 5% of the Consolidated Tangible Assets of Parent and its Restricted Subsidiaries at the time of such Investment, and provided further, that no Default has occurred and is continuing or would be caused by such Investment; and

(16) any Investment made in a Special Purpose Vehicle in connection with a Securitization Transaction or to provide adequate capital to a Special Purpose Vehicle in anticipation of one or more Securitization Transactions.

      “Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith pledges or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits in connection with self-insurance arrangements, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business consistent with industry practices;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens;

(3) Liens for taxes, assessments, governmental charges or levies not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings;

(4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property (including Capital Stock) of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 360 days (or thereafter if such Lien is created pursuant to a firm commitment to lend entered into within such 360-day period) after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries;

(9) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries;

(10) Liens securing Indebtedness under Working Capital Financing Lines and Floor-Plan Financing Lines Incurred in accordance with the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Subsidiary of such Person;

(12) Liens securing Hedging Obligations;

(13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and (10); provided, however, that:

(a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property); and

(b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of

(I) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) or (10) at the time the original Lien became a Permitted Lien and

(II) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(14) any Lien incurred or assumed in connection with the issuance by a state or political subdivision thereof of any securities, or any Lien securing any letters of credit issued in support of such securities, the interest on which is exempt from Federal income taxes by virtue of Section 103 of the Code, or any other laws and regulations in effect at the time of such issuance;

(15) Liens in favor of, or required by contracts with, governmental entities;

(16) Liens on assets of a Special Purpose Vehicle arising in connection with a Securitization Transaction;

(17) Liens securing Indebtedness under any Warehouse Facility Incurred in accordance with the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant; provided, however, such Liens may not extend to any assets or property other than Financial Assets; and

(18) Liens arising out of judgments against Parent or its Subsidiaries being contested in good faith by Parent or such Subsidiary.

      For purposes of this definition, the term “Indebtedness” shall be deemed to include interest, fees and expenses on such Indebtedness.

      “Permitted Refinancing Indebtedness” means any Indebtedness or Preferred Stock (other than Disqualified Stock) of Parent or any Indebtedness of Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Parent or any Restricted Subsidiary (other than intercompany Indebtedness); provided, however, that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued and unpaid interest on, any Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

(2) except with respect to Existing Indebtedness of Parent, such Permitted Refinancing Indebtedness has a final maturity date later than the date that is six months after the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is Incurred either (i) except with respect to Existing Indebtedness of Parent, by Parent if Parent is the obligor on Indebtedness being extended, refinanced, renewed replaced, defeased or refunded, or (ii) by a Restricted Subsidiary with respect to Existing Indebtedness of Parent or if a Subsidiary Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (iii) by a Restricted Subsidiary that is not a Subsidiary Guarantor if a Restricted Subsidiary that is not a Subsidiary Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

      “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

      “Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to a Restricted Subsidiary (but not to Parent), and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Parent held by any Person or of any Capital Stock of a Restricted Subsidiary held by Parent or any Affiliate of Parent (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Parent that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

      “Restricted Subsidiary” means the Issuer and any Subsidiary of Parent that is not an Unrestricted Subsidiary or a Special Purpose Vehicle; provided, however, that, on the Issue Date, all Subsidiaries of Parent, other than Champion Development Corp. and its Subsidiaries and Moduline Industries (Canada), Ltd., shall be Restricted Subsidiaries of the Issuer.

      “S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.

      “Sale/ Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby Parent or a Restricted Subsidiary transfers such property to a Person and Parent or a Restricted Subsidiary leases it from such Person.

      “SEC” means the Securities and Exchange Commission.

      “Securitization Transaction” means any sale, conveyance or other disposition by Parent or any Restricted Subsidiary of any Financial Asset or any interest therein to a Special Purpose Vehicle.

      “Significant Subsidiary” means any Restricted Subsidiary that would, directly or indirectly, be a “Significant Subsidiary” of Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

      “Special Purpose Vehicle” means a bankruptcy-remote entity or trust or other special purpose entity which is formed by Parent, any Subsidiary of Parent or any other Person for the purpose of, and engages in no material business other than, acting as a buyer in a Securitization Transaction or other similar transactions of Financial Assets or other similar assets, financing the purchases it makes as such a buyer and realizing, directly or indirectly, on such Financial Assets or other assets.

      The Board of Directors of Parent may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be a Special Purpose Vehicle. The Board of Directors of Parent may designate any Special Purpose Vehicle to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation

(I) Parent could Incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test of the first paragraph of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant and

(II) no Default shall have occurred and be continuing.

      Any such designation by the Board of Directors of Parent shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

      “Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes, a Guarantee or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

      “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

      “Subsidiary Guarantor” means each Subsidiary of Parent that executes the Indenture as a Guarantor and each other Subsidiary of Parent that thereafter Guarantees the notes pursuant to the terms of the Indenture.

      “Subsidiary Guarantee” means a Guarantee, including any Guaranty Agreement, on the terms set forth in the Indenture by a Subsidiary Guarantor of the Issuer’s obligations with respect to the notes.

      “Unrestricted Subsidiary” means:

(1) any Subsidiary of Parent that at the time of determination shall be designated an Unrestricted Subsidiary by Parent’s Board of Directors in the manner provided below;

(2) any Subsidiary of an Unrestricted Subsidiary;

(3) Champion Development Corp. and its Subsidiaries; and

(4) Moduline Industries (Canada), Ltd.

in each case, unless and until such Subsidiary is designated as a Restricted Subsidiary by the Board of Directors of Parent and a resolution of the Board of Directors to such effect is delivered to the Trustee.

      The Board of Directors of Parent may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Parent or any other Subsidiary of Parent that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either

(a) the Subsidiary to be so designated has total assets of $1,000 or less or

(b) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under the “Restricted Payments” covenant.

      The Board of Directors of Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation

(I) Parent could Incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test of the first paragraph of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant and

(II) no Default shall have occurred and be continuing.

      Any such designation by the Board of Directors of Parent shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the Issuer’s option.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Warehouse Facility” means any Credit Facility entered into, or Guaranteed, by Parent or any of its Subsidiaries to finance (i) the origination by Parent or any of its Subsidiaries of Financial Assets in the ordinary course of business or the acquisition in the ordinary course of Parent’s or any of its Subsidiaries’ business of Financial Assets originated by any other Person or (ii) the acquisition of Financial Assets by the obligor thereunder from Parent or a Subsidiary of Parent.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing

(1) the sum of the products obtained by multiplying

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2) the then outstanding principal amount of such Indebtedness.

      “Wholly Owned Subsidiary” means a Restricted Subsidiary, 100% of the outstanding Capital Stock and other Equity Interests of which is directly or indirectly owned by the Issuer.

      “Working Capital Financing Lines” means revolving credit Indebtedness, letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) and related Guarantees under Credit Facilities; provided, however, that the proceeds of such Indebtedness may be Incurred only for working capital purposes and to fund interest and mandatory principal payments when due on Indebtedness.

Book-Entry, Delivery and Form

      The exchange notes will be issued in the form of one or more fully registered global notes (the “Global Note”). The Global Note will be deposited with, or on behalf of, The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the “Global Note Holder”).

      The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the “Participants” or the “Depositary’s Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary’s Participants or the Depositary’s Indirect Participants.

      The Issuer expects that pursuant to procedures established by the Depositary

(1) upon deposit of the Global Note, the Depositary will credit the accounts of Participants with portions of principal amount of the Global Note and

(2) ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary’s Participants), the Depositary’s Participants and the Depositary’s Indirect Participants. You are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer exchange notes will be limited to such extent.

      So long as the Global Note Holder is the registered owner of any exchange notes, the Global Note Holder will be considered the sole owner or holder of such notes outstanding under the Indenture. Except as provided below, owners of notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form, and will not be considered the Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a Person having a beneficial interest in notes represented by the Global Note to pledge such interest to Persons or entities that do not participate in the Depositary’s system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

      Neither the Issuer, the Subsidiary Guarantors, the Trustee, the Paying Agent nor the Notes Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such notes.

      Payments in respect of the principal, premium, if any, and interest on any notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer, the Subsidiary Guarantors and the Trustee may treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest).

      The Issuer believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

      As long as the notes are represented by a Global Note, the Depositary’s nominee will be the holder of the notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the notes. See “Covenants — Repurchase of Notes Upon a Change of Control” and “— Limitations on Dispositions of Assets.” Notice by Participants or Indirect Participants of the exercise of the option to elect repayment of beneficial interests in notes represented by a Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary’s nominee will timely exercise a right to repayment with respect to a particular note, the beneficial owner of such note must instruct the broker or the Participant or Indirect Participant through which it holds an interest in such note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Issuer and the Subsidiary Guarantors will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

Certificated Securities

      Subject to certain conditions, any Person having a beneficial interest in the Global Note may, upon request to the Issuer or the Trustee, exchange such beneficial interest for notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). In addition, if

(1) the Issuer notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Issuer is unable to locate a qualified successor within 90 days or

(2) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in the form of Certificated Securities under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, notes in such form will be issued to each Person that such Global Note Holder and the Depositary identify as the beneficial owner of the related notes.

      Neither the Issuer, the Subsidiary Guarantors nor the Trustee shall be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of notes and each such Person may conclusively rely on and shall be protected in relying on, instructions from the Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

Same-Day Settlement and Payment

      The Indenture will require that payments in respect of the notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holders.

Transfer and Exchange

      A holder may transfer or exchange the notes in accordance with the procedures set forth in the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any note selected for redemption. Also, the Registrar is not required to transfer or exchange any note for a period of 15 days before a selection of the notes to be redeemed.

      The registered Holder of an exchange note will be treated as the owner of it for all purposes.

REGISTRATION RIGHTS AGREEMENT

      In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the original notes, Credit Suisse First Boston Corporation and First Union Securities, Inc. Under that agreement, we agreed that, subject to certain exceptions, we will:

•	within 90 days after the date that the outstanding notes are issued, file a registration statement with the SEC with respect to the exchange offer;

•	use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after the date that the outstanding notes are issued;

•	as soon as practicable after the effectiveness of the exchange offer registration statement, offer the exchange notes in exchange for surrender of the outstanding notes; and

•	keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the outstanding notes.

      The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreement. We understand that there are approximately                      beneficial owners of original notes. This prospectus, together with the letter of transmittal, is being sent to all the beneficial holders known to us. For each outstanding note validly tendered to us in the exchange offer and not withdrawn by the holder of the outstanding note, the holder of the original note will receive an exchange note having a principal amount equal to that of the tendered original note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the tendered outstanding note in exchange for an exchange note or, if no interest has been paid on the original note, from April 22, 2002, the date of the original issue of the outstanding note.

      In the event that:

•	applicable interpretations of the staff of the SEC do not permit us to effect such an exchange offer; or

•	for any other reason we do not consummate the exchange offer within 210 days of the date that the outstanding notes are issued; or

•	one of the two initial purchasers of the outstanding notes notifies us following consummation of the exchange offer that outstanding notes held by it are not eligible to be exchanged for exchange notes in the exchange offer; or

•	certain holders are prohibited by law or SEC policy from participating in the exchange offer or may not resell the exchange notes acquired by them in the exchange offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

•	promptly file a shelf registration statement covering resales of the notes, with accompanying guarantees by Champion Enterprises and the subsidiary guarantors;

•	use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

•	keep the shelf registration statement effective until the earliest of (A) the time when the notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the effective date of the shelf registration statement and (C) the date on which all notes registered thereunder are disposed of in accordance therewith.

      We will, in the event that a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder selling such notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

      We will pay additional cash interest on the applicable notes, subject to certain exceptions,

•	if we fail to file an exchange offer registration statement with the SEC on or prior to the 90th day after the date that the outstanding notes are issued;

•	if the exchange offer registration statement is not declared effective by the SEC on or prior to the 180th day after the date that the outstanding notes are issued;

•	if the exchange offer is not consummated on or before the 210th day after the date that the outstanding notes are issued;

•	if obligated to file the shelf registration statement, we fail to file the shelf registration statement with the SEC on or prior to the 30th day after such filing obligation arises;

•	if obligated to file a shelf registration statement, the shelf registration statement is not declared effective on or prior to the 180th day after the obligation to file a shelf registration statement arises, or

•	after the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses is referred to as a “registration default”;

from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured.

      The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a registration default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the notes.

      If we effect the exchange offer, we will be entitled to close the exchange offer 20 business days after the commencement thereof provided that we have accepted all notes theretofore validly tendered in accordance with the terms of the exchange offer.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a general discussion of material United States federal income tax consequences associated with the exchange of the outstanding notes for the exchange notes in the exchange offer and the ownership and disposition of the exchange notes. This summary applies only to a holder of an exchange note who acquired an outstanding note at the initial offering from an initial purchaser for the original offering price and who acquires the exchange notes in the exchange offer. This discussion is based on provisions of the Internal Revenue Code, Treasury regulations, and administrative and judicial interpretations of the Code and the regulations, all as currently in effect and all of which are subject to change, possibly with retroactive effect.

This discussion does not address the tax consequences to subsequent purchasers of the exchange notes and is limited to investors who hold the exchange notes as capital assets. The tax treatment of the holders of the notes may vary depending upon their particular situations. In addition, holders, including insurance companies, tax exempt organizations, financial institutions and broker-dealers, may be subject to special rules not discussed below.

      Each holder should consult its tax advisor regarding the particular tax consequences to the holder of the exchange of the outstanding notes for the exchange notes in the exchange offer and the ownership and disposition of the exchange notes, as well as any tax consequences that may arise under the laws of any relevant foreign, state, local or other taxing jurisdiction.

United States Taxation of United States Holders

      The term United States holder means a holder of an exchange note that is, for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision of the United States,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, and

•	a trust if a United States court is able to exercise primary supervision over the administration of that trust and one or more United States persons have the authority to control all substantial decisions of the trust. The term non-U.S. holder means a holder of an exchange note that is not a United States holder.

Exchange Offer

      The exchange of an outstanding note for an exchange note in the exchange offer will not constitute a significant modification of the outstanding note for United States federal income tax purposes. Therefore, the exchange note received will be treated as a continuation of the outstanding note in the hands of the holder. As a result, there will be no United States federal income tax consequences to a United States holder who exchanges an outstanding note for an exchange note in the exchange offer and that holder will have the same adjusted tax basis and holding period in the exchange note as it had in the outstanding note immediately before the exchange.

Stated Interest

      Stated interest payable on an exchange note generally will be included in the gross income of a United States holder as ordinary interest income at the time accrued or received, in accordance with the United States holder’s method of accounting for United States federal income tax purposes.

Disposition of the Exchange Notes

      Upon the sale, exchange, retirement at maturity or other taxable disposition of an exchange note, a United States holder generally will recognize capital gain or loss equal to the difference between the amount realized by the holder, except to the extent that amount is attributable to accrued interest, which will be treated as ordinary interest income, and the holder’s adjusted tax basis in the exchange note. The capital gain or loss will be long-term capital gain or loss if the United States holder’s holding period for the exchange note exceeds one year at the time of the disposition.

United States Taxation of Non-United States Holders

Stated Interest

      In general, payments of portfolio interest received by a non-U.S. holder will not be subject to United States federal withholding tax, provided that:

•	(1) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (2) the non-U.S. holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership, and (3) the beneficial owner of the exchange note, under penalty of perjury, either directly or through a financial institution which holds the exchange note on behalf of the non-U.S. holder and holds customers’ securities in the ordinary course of its trade or business, provides us or our agent with the beneficial owner’s name and address and certifies, under penalty of perjury, that it is not a United States holder;

•	the interest received on the exchange note is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and the non-U.S. holder complies with certain reporting requirements; and

•	the non-U.S. holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States withholding tax and the non-U.S. holder complies with certain reporting requirement.

Payments of interest not exempt from United States federal withholding tax as described above will be subject to withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

Gain on Disposition

      A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, redemption or other disposition of an exchange note unless:

•	the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder or

•	in the case of a non-U.S. holder who is a nonresident alien individual, the holder is present in the United States for 183 or more days in the taxable year and other requirements are met. In addition, an exchange of an outstanding note for an exchange note in the exchange offer will not constitute a taxable exchange of the outstanding note for non-U.S. holders. See “— United States Taxation of United States Holders — Exchange Offers” above.

Information Reporting and Backup Withholding

      Non-corporate United States holders may be subject to backup withholding at a rate of 30% on payments of principal, premium, if any, and interest on, and the proceeds of the disposition of, the notes. In general, backup withholding will be imposed if the United States holder:

•	fails to furnish its taxpayer identification number, which, for an individual, would be the holder’s Social Security number,

•	furnishes an incorrect taxpayer identification number,

•	is notified by the IRS that the holder has failed to report payments of interest or dividends or

•	under certain circumstances, fails to certify, under penalty of perjury, that the holder has furnished a correct taxpayer identification number and has been notified by the IRS that the holder is subject to backup withholding tax for failure to report interest or dividend payments.

In addition, these payments of principal, premium and interest to United States holders will generally be subject to information reporting. United States holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining this exemption, if applicable.

      Backup withholding generally will not apply to payments made to a non-U.S. holder of an exchange note who provides the certification described under “United States Taxation of Non-U.S. Holders — Stated Interest” or otherwise establishes an exemption from backup withholding. Payments by a United States office of a broker of the proceeds of a disposition of the exchange notes generally will be subject to backup withholding at a rate of 30% unless the non-United States holder certifies it is a non-U.S. holder under penalties of perjury or otherwise establishes an exemption.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Dykema Gossett PLLC, Bloomfield Hills, Michigan will pass upon the validity of the issuance of the exchange notes.

EXPERTS

      The Consolidated Financial Statements of Champion Enterprises, Inc. for the year ended December 29, 2001, incorporated in this prospectus by reference to the Current Report on Form 8-K, dated June 27, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$150,000,000

EXCHANGE OFFER

11 1/4% SENIOR NOTES DUE 2007

PROSPECTUS

                    , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      The Company is organized under the Michigan Business Corporation Act (the “MBCA”) which, in general, empowers Michigan corporations to indemnify a person who is a party or threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (other than actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or of another enterprise at such corporation’s request, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, in the case of a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If a director or officer is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify such director or officer against expenses incurred in the action.

      The MBCA also empowers Michigan corporations to provide similar indemnity against amounts paid in settlement and expenses actually and reasonably incurred by such a person in actions or suits by or in the right of the corporation except in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation, unless and only to the extent that a court determines that, despite the adjudication of the liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity.

      The Company’s bylaws generally require the Company to indemnify its directors and officers to the fullest extent permissible under Michigan law, require the advancement and reimbursement of expenses under certain circumstances and establish a procedure for determination of when indemnification is proper.

      The MBCA permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. The Company’s Articles of Incorporation, which limit liability to the maximum extent permitted by law, provide that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of the director’s fiduciary duty. However, the MBCA and the Articles of Incorporation do not eliminate or limit the liability of a director for any of the following: (i) a breach of the director’s duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) declaration of an unlawful dividend, stock purchase or redemption; (iv) a transaction from which the director derives an improper personal benefit; and (v) an act or omission occurring prior to the date when the provision becomes effective. As a result of the inclusion of such a provision, shareholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions.

      Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses and liabilities incurred in connection with the defense of certain claims, actions, suits or proceedings which may be brought against them by reason of being or having been directors or officers. In addition, a certain registration rights agreement to which the Company is a party provides that the Company will indemnify, to the extent permitted by law, each holder of “registrable securities” (as defined in such agreement) against all losses, claims, damages, liabilities and expenses caused by misstatements or omissions in any registration statement, prospectus or preliminary prospectus, except insofar as such misstatements are caused by or contained in information furnished to the Company by such holders.

Item 21.     Exhibits and Financial Statement Schedules

      (a) Exhibits (see index to exhibits at E-1).

Item 22.     Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Champion Enterprises, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Auburn Hills, state of Michigan on                     , 2002.

CHAMPION ENTERPRISES, INC.

By:	/s/ ANTHONY S. CLEBERG

Anthony S. Cleberg
Executive Vice President and
Chief Financial Officer

      The registrant and each person whose signature appears below constitutes and appoints Walter R. Young, Anthony S. Cleberg and John J. Collins, Jr., and each of them acting alone, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in the name, place and stead of the registrant and each of the undersigned in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the registrant or any of the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on                     , 2002.

Signature	Title

/s/ WALTER R. YOUNG Walter R. Young	Chairman of the Board of Directors President and Chief Executive Officer (Principal Executive Officer)

/s/ ANTHONY S. CLEBERG Anthony S. Cleberg	Executive Vice President, and Chief Financial Officer (Principal Financial Officer)

/s/ RICHARD P. HEVELHORST Richard P. Hevelhorst	Vice President and Controller (Principal Accounting Officer)

/s/ ROBERT W. ANESTIS Robert W. Anestis	Director

/s/ ERIC S. BELSKY Eric S. Belsky	Director

/s/ SELWYN ISAKOW Selwyn Isakow	Director

Signature	Title

/s/ BRIAN D. JELLISON Brian D. Jellison	Director

/s/ ELLEN R. LEVINE Ellen R. Levine	Director

/s/ GEORGE R. MRKONIC George R. Mrkonic	Director

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Auburn Champ, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Auburn Hills, state of Michigan on                     , 2002.

AUBURN CHAMP, INC.

By:	/s/ ANTHONY S. CLEBERG

Anthony S. Cleberg
Chief Financial Officer

      The registrant and each person whose signature appears below constitutes and appoints Walter R. Young, Anthony S. Cleberg and John J. Collins, Jr., and each of them acting alone, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in the name, place and stead of the registrant and each of the undersigned in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the registrant or any of the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on                     , 2002.

Signature	Title

/s/ ANTHONY S. CLEBERG Anthony S. Cleberg	Chief Financial Officer (Principal Financial Officer)

/s/ RICHARD HEVELHORST Richard Hevelhorst	Chief Accounting Officer and Director (Principal Accounting Officer)

/s/ WALTER R. YOUNG Walter R. Young	Chief Executive Officer (Principal Executive Officer)

/s/ COLLEEN BAUMAN Colleen Bauman	Director

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each of the registrants listed below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Auburn Hills, state of Michigan on                               , 2002.

REDMAN BUSINESS TRUST, REDMAN HOMES
MANAGEMENT COMPANY, INC., REDMAN
MANAGEMENT SERVICES BUSINESS TRUST

By:	/s/ ANTHONY S. CLEBERG

Anthony S. Cleberg
Chief Financial Officer

The registrant and each person whose signature appears below constitutes and appoints Walter R. Young, Anthony S. Cleberg and John J. Collins, Jr., and each of them acting alone, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in the name, place and stead of the registrant and each of the undersigned in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the registrant or any of the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on                     , 2002.

Signature	Title

/s/ WALTER R. YOUNG Walter R. Young	Chief Executive Officer (Principal Executive Officer)

/s/ RICHARD HEVELHORST Richard Hevelhorst	Chief Accounting Officer and Director (Principal Accounting Officer)

/s/ ANTHONY S. CLEBERG Anthony S. Cleberg	Chief Financial Officer and Director (Principal Financial Officer)

/s/ JOHN J. COLLINS, JR. John J. Collins, Jr.	Director

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each of the registrants listed below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Auburn Hills, state of Michigan on                               , 2002.

CHAMPION HOME BUILDERS CO., A-1 CHAMPION GP, INC., ALPINE HOMES, INC., AMERICAN TRANSPORT, INC., ART RICHTER INSURANCE, INC., CARE FREE HOMES, INC., CENTRAL MISSISSIPPI MANUFACTURED HOUSING, INC., CHAMPION GP, INC., CHAMPION RETAIL, INC., CHI, INC., CLIFF AVE. INVESTMENTS, INC., FACTORY HOMES OUTLET, INC., GATEWAY ACCEPTANCE CORP., GATEWAY MOBILE & MODULAR HOMES, INC., GATEWAY PROPERTIES CORP., HOMES AMERICA FINANCE, INC., HOMES AMERICA OF ARIZONA, INC., HOMES AMERICA OF CALIFORNIA, INC., HOMES AMERICA OF OKLAHOMA, INC., HOMES AMERICA OF UTAH, INC., HOMES AMERICA OF WYOMING, INC., I.D.A., INC., ISEMAN CORP., LAMPLIGHTER HOMES, INC., LAMPLIGHTER HOMES (OREGON), INC., MANUFACTURED HOUSING OF LOUISIANA, INC., NORTHSTAR CORPORATION, PHILADELPHIA HOUSING CENTER, INC., SAN JOSE ADVANTAGE HOMES, INC., SOUTHERN SHOWCASE FINANCE, INC., SOUTHERN SHOWCASE HOUSING, INC., TRADING POST MOBILE HOMES, INC., U.S.A. MOBILE HOMES, INC., VICTORY INVESTMENT COMPANY, WHITWORTH MANAGEMENT, INC., PRAIRIE RIDGE, INC., CHANDELEUR HOMES, INC., CREST RIDGE HOMES, INC., DUTCH HOUSING, INC., FLEMING COUNTY INDUSTRIES, INC., GRAND MANOR, INC., HOMES OF LEGEND, INC., HOMES OF MERIT, INC, MODULINE INTERNATIONAL, INC., REDMAN HOMES, INC., REDMAN INDUSTRIES, INC., STAR FLEET, INC., WESTERN HOMES CORPORATION

By:	/s/ ANTHONY S. CLEBERG

Anthony S. Cleberg
Chief Financial Officer

      The registrant and each person whose signature appears below constitutes and appoints Walter R. Young, Anthony S. Cleberg and John J. Collins, Jr., and each of them acting alone, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in the name, place and stead of the registrant and each of the undersigned in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the registrant or any of the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on                               , 2002.

Signature	Title

/s/ ANTHONY S. CLEBERG Anthony S. Cleberg	Chief Financial Officer (Principal Financial Officer)

/s/ RICHARD HEVELHORST Richard Hevelhorst	Chief Accounting Officer (Principal Accounting Officer)

/s/ WALTER R. YOUNG Walter R. Young	Chief Executive Officer and Director (Principal Executive Officer)

/s/ PHILIP C. SURLES Philip C. Surles	Director

/s/ JOHN J. COLLINS, JR. John J. Collins, Jr.	Director

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each of the registrants listed below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Auburn Hills, state of Michigan on                               , 2002.

BUILDERS CREDIT CORPORATION, CAC FUNDING CORPORATION, CHAMPION FINANCIAL CORPORATION, CRESTPOINTE FINANCIAL SERVICES, INC., SERVICE CONTRACT CORPORATION

BY:	/s/ ANTHONY S. CLEBERG

ANTHONY S. CLEBERG
Chief Financial Officer

      The registrant and each person whose signature appears below constitutes and appoints Walter R. Young, Anthony S. Cleberg and John J. Collins, Jr., and each of them acting alone, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in the name, place and stead of the registrant and each of the undersigned in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the registrant or any of the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on                               , 2002.

Signature	Title

/s/ RICHARD HEVELHORST Richard Hevelhorst	Chief Accounting Officer (Principal Accounting Officer)

/s/ ANTHONY S. CLEBERG Anthony S. Cleberg	Chief Financial Officer and Director (Principal Financial Officer)

/s/ WALTER R. YOUNG Walter R. Young	Chief Executive Officer and Director (Principal Executive Officer)

/s/ JOHN J. COLLINS, JR. John J. Collins, Jr.	Director

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each of the registrants listed below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Auburn Hills, state of Michigan on                               , 2002.

GEM HOMES, INC., CHAMPION HOMES COMMUNITIES, INC., CHAMPION MOTOR COACH, INC., REGENCY SUPPLY COMPANY, INC., REDMAN INVESTMENT, INC., REDMAN RETAIL, INC., THE OKAHUMPKA CORPORATION, HOME PRIDE FINANCE CORP.

BY:	/s/ ANTHONY S. CLEBERG

ANTHONY S. CLEBERG
Chief Financial Officer

      The registrant and each person whose signature appears below constitutes and appoints Walter R. Young, Anthony S. Cleberg and John J. Collins, Jr., and each of them acting alone, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in the name, place and stead of the registrant and each of the undersigned in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the registrant or any of the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on                               , 2002.

Signature	Title

/s/ RICHARD HEVELHORST Richard Hevelhorst	Chief Accounting Officer (Principal Accounting Officer)

/s/ ANTHONY S. CLEBERG Anthony S. Cleberg	Chief Financial Officer (Principal Financial Officer)

/s/ WALTER R. YOUNG Walter R. Young	Chief Executive Officer (Principal Executive Officer)

/s/ JOHN J. COLLINS, JR. John J. Collins, Jr.	Director

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Purchase Agreement dated April 22, 2002 among Champion Home Builders and Credit Suisse First Boston Corporation and First Union Securities, Inc., as Initial Purchasers.*
3.1	Restated Articles of Incorporation of Champion, filed with Champion’s Annual Report on Form 10-K for the fiscal year ended December 30, 1995 and incorporated herein by reference.
3.2	Amendment to Restated Articles of Incorporation of Champion, filed with Champion’s Quarterly Report on Form 10-Q for the quarter ended June 28, 1997 and incorporated herein by reference.
3.3	Certificate of Correction to Articles of Incorporation of Champion, filed with Champion’s Annual Report on Form 10-K for the fiscal year ended January 2, 1999 and incorporated herein by reference.
3.4	Bylaws of Champion, as amended through February 22, 1999, filed with Champion’s Annual Report on Form 10-K for the fiscal year ended January 2, 1999 and incorporated herein by reference.
4.1	Indenture, dated as of April 22, 2002 among Champion Home Builders, Champion Enterprises, the Subsidiary Guarantors and Bank One Trust Company, as Trustee.*
4.2	Registration Rights Agreement dated as of April 22, 2002 among Champion Home Builders and Credit Suisse First Boston Corporation and First Union Securities, as Initial Purchasers.*
5.1	Opinion of Dykema Gossett PLLC with respect to the new notes.*
12.1	Computation of Ratio of Earnings to Fixed Charges.*
23.1	Consent of Dykema Gossett PLLC (contained in their opinion filed as Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.*
24.1	Power of Attorney (Included on the signature page of this registration statement).
25.1	Statements of Eligibility of Bank One Trust Company on Form T-1.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*

*	Filed herewith.